Exhibit 4.2

UBS AG

acting through its Stamford branch

USD 2,000,000,000

TIER 2 SUBORDINATED NOTES DUE 2022

FISCAL AGENCY AGREEMENT

THIS AGREEMENT is made on August 17, 2012.

BETWEEN

(1)	UBS AG, acting through its Stamford branch (the “Issuer”); and

(2)	U.S. Bank, N.A., as fiscal agent (the “Fiscal Agent”) and as calculation agent (the “Calculation Agent”) and any other paying agents appointed from time to time (together with the Fiscal Agent and Calculation Agent, the “Paying Agents”).

WHEREAS

(A)	The Issuer has authorised the creation and issue of USD 2,000,000,000 in aggregate principal amount of Tier 2 Subordinated Notes due 2022 (the “Notes”).

(B)	The Notes will be represented by one or more global notes negotiable by endorsement as described in Clause 3.1 (each, a “Global Note”) and in the denominations of USD 250,000 and integral multiples of 1,000 in excess thereof. The Global Notes will be exchangeable for notes in registered, definitive form (“Definitive Notes”) only in certain limited circumstances specified in the Conditions (as defined below).

(C)	The Issuer and the Paying Agents wish to record certain arrangements which they have made in relation to the Notes.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement the following expressions have the following meanings:

“Aggregate Principal Amount Represented by the Global Note” has the meaning ascribed to it in the Global Notes;

“Authorised Person” means any person who is designated in writing by the Issuer from time to time to give Instructions to the Paying Agents under the terms of this Agreement;

“Business Day” means a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in Stamford, London, Zurich and New York.

“Calculation Agent” means U.S. Bank, N.A. pursuant to Clause 9 (Appointment and Duties of the Calculation Agent) and any successor thereto;

“Conditions” means the Terms and Conditions of the Notes (as scheduled to this Agreement and as modified from time to time in accordance with their terms), and any reference to a numbered “Condition” is to the correspondingly numbered provision thereof;

“Definitive Notes” has the meaning specified in the recitals to this Agreement;

“Depositary” means The Depository Trust Company, or any successor Depositary designated by the Issuer.

“Dispute” has the meaning specified in Clause 14.2;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended or modified from time to time.

“Fiscal Agent” and “Paying Agents” include any successors thereto appointed from time to time in accordance with Clause 12 (Changes in Paying Agents) and “Paying Agent” means any one of the Paying Agents;

“Global Note” has the meaning specified in the recitals to this Agreement;

“Holder” means, with respect to any Note, (i) so long as such Note is represented by a Global Note, the holder of such Global Note to whom such Global Note is made out or to whom such Global Note has been duly endorsed, and (ii) if Definitive Notes are printed, the registered holder of the Definitive Note representing such Note. No other person, including any Indirect Holder, shall be a Holder for the purpose of the Conditions or have any rights, or be owed any obligations by the Issuer, under the Notes;

“Instructions” means any written notices, written directions or written instructions received by the Paying Agents in accordance with the provisions of this Agreement from an Authorised Person or from a person reasonably believed by the Paying Agents to be an Authorised Person;

“Indirect Holder” means, with respect to any Note represented by a Global Note, any person (other than the Holder) that owns a beneficial interest in such Note through a bank, broker or other financial institution that (i) participates in the Depositary’s book-entry system or (ii) holds an interest in such Note through a participant in the Depositary’s book-entry system. No Indirect Holder shall have any rights, or be owed any obligations, under the Notes;

“Issuer” has the meaning specified in the preamble to this Agreement;

“Local Banking Day” means a day (other than a Saturday or a Sunday) on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in the city in which the Fiscal Agent has its Specified Office;

“Local Time” means the time in the city in which the Fiscal Agent has its Specified Office;

“Noteholders” means the Holders of the Notes for the time being;

“Notes” has the meaning specified in the recitals to this Agreement;

“Proceedings” has the meaning specified in Clause 14.4;

“Record Date” means February 2 and August 2 of each year;

“Specified Office” means, in relation to any Paying Agent:

(a)	the office specified against its name in the Schedule 5 (Specified Offices of the Paying Agents); or

(b)	such other office as such Paying Agent may specify in accordance with Clause 12.8 (Changes in Specified Offices);

“USD” or “U.S. dollars” means the lawful currency for the time being of the United States of America.

1.2	Clauses and Schedules

Any reference in this Agreement to a Clause, sub-clause or a Schedule is, unless otherwise stated, to a clause or sub-clause hereof or a schedule hereto.

1.3	Principal and interest

In this Agreement, any reference to principal includes premium and any reference to principal or interest includes any Additional Amounts payable in relation thereto under the Conditions.

1.4	Terms defined in the Conditions

Terms and expressions used but not defined herein have the respective meanings given to them in the Conditions.

1.5	Statutes

Any reference in this Agreement to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such statute, provision, statutory instrument, order or regulation as the same may have been, or may from time to time be, amended or re-enacted.

1.6	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

2.	APPOINTMENT OF THE PAYING AGENTS

2.1	Appointment

The Issuer appoints each Paying Agent as its agent in relation to the Notes for the purposes specified in this Agreement and in the Conditions.

2.2	Acceptance of appointment

Each Paying Agent accepts its appointment as agent of the Issuer in relation to the Notes and agrees to comply with the provisions of this Agreement.

3.	THE NOTES

3.1	Global Notes

Each Global Note shall:

3.1.1	be in substantially the form set out in Schedule 1 (Form of Global Note); and

3.1.2	be executed manually by or on behalf of the Issuer and authenticated manually by or on behalf of the Fiscal Agent.

3.2	Definitive Notes

Each Definitive Note shall:

3.2.1	be in substantially the form set out in Schedule 2 (Form of Definitive Note);

3.2.2	be security printed in accordance with all applicable legal, depositary and stock exchange requirements;

3.2.3	have a unique certificate number printed thereon; and

3.2.4	be executed manually or in facsimile by or on behalf of the Issuer and authenticated manually by or on behalf of the Fiscal Agent.

3.3	Signatures

Any signature on a Note shall be that of two persons who are at the time of the creation and issue of the Notes authorised signatories of the Issuer entered into the Commercial Registry of the Canton of Zurich, Switzerland notwithstanding that such person has for any reason (including death) ceased to be such an authorised signatory at the time at which such Note is delivered.

3.4	Availability

The Issuer shall arrange for the unauthenticated Global Notes to be made available to or to the order of the Fiscal Agent not later than the Issue Date. If the Issuer is required to deliver Definitive Notes pursuant to the Conditions, the Issuer shall arrange for USD 2,000,000,000 in aggregate principal amount of unauthenticated Definitive Notes to be made available to or to the order of the Fiscal Agent as soon as practicable and in any event not later than 30 days after the Holder of any Global Note has requested the exchange for Definitive Notes in accordance with the Conditions. In the case Definitive Notes are printed, the Issuer shall also arrange for such unauthenticated Definitive Notes as are required to enable the Fiscal Agent to perform its obligations under Clause 5 (Replacement of Notes) to be made available to or to the order of the Fiscal Agent from time to time.

3.5	Duties of Fiscal Agent

The Fiscal Agent shall hold in safe custody the unauthenticated Global Notes and all unauthenticated Definitive Notes delivered to it in accordance with Clause 3.4 (Availability) and shall ensure that they are authenticated (in the case of the Global Notes and Definitive Notes) and delivered only in accordance with the terms hereof, of the Conditions and of the Global Notes, as applicable.

3.6	Authority to authenticate

The Fiscal Agent is authorised by the Issuer to authenticate the Global Notes, any replacement therefore, any Schedule thereto and each Definitive Note by the signature of any of its officers or any other person duly authorised for the purpose by the Fiscal Agent.

4.	EXCHANGE AND DELIVERY OF DEFINITIVE NOTES

4.1	Delivery of Global Notes

Subject to receipt by the Fiscal Agent of the Global Notes in accordance with Clause 3.4 (Availability), the Fiscal Agent shall, against presentation of the Global Notes to it or to its order and in accordance with the terms hereof, authenticate and deliver the Global Notes to the Depositary.

4.2	Delivery of Definitive Notes

If (i) printing of definitive notes is required by Swiss or other applicable laws or regulations in connection with the enforcement of the rights under the Global Notes, or (ii) the Depositary notifies the Issuer that it is unwilling or unable to continue as a depositary or at any time ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary so registered is not appointed by the Issuer within 90 days of such notice, or if for any other reason the Notes cease to be held by a registered clearing agency in the form of one or more Global Notes, or (iii) any Global Note is no longer deposited with a custodian on behalf of the Depositary, or (iv) if the Notes are represented by more than one Global Note, (A) the Holder of or the Depositary for each Global Note is no longer the same person, or (B) each Global Note is no longer deposited with the same custodian on behalf of the Depositary; then subject to receipt by the Fiscal Agent of Definitive Notes in accordance with Clause 3.4 (Availability), the Fiscal Agent shall, against surrender to it or to its order of the Global Notes and in accordance with the terms thereof, authenticate and deliver to the persons designated as the Indirect Holders by the Holder of any Global Note Definitive Notes in the same aggregate principal amount as then represented by that Global Note.

4.3	Exchange of Global Notes for Definitive Notes

If Definitive Notes are delivered in exchange for the Global Notes, the Fiscal Agent shall procure that there is noted in the schedules to the Global Notes the aggregate principal amount of Definitive Notes so delivered (the “relevant principal amount”) and that the principal amount of each Global Note has been reduced to zero, and shall procure the signature of such notation on its behalf. The Fiscal Agent shall cancel or procure the cancellation of the Global Notes when and if it has made full exchange thereof for Definitive Notes.

5.	REPLACEMENT OF NOTES

5.1	Delivery of Replacements

Subject to receipt of sufficient replacement Definitive Notes in accordance with Clause 3.4 (Availability), the Fiscal Agent shall, upon and in accordance with the Instructions of the Issuer (which Instructions may, without limitation, include terms as to the payment of expenses and as to evidence, security and indemnity), authenticate (if necessary) and deliver a Definitive Note as a replacement for any Definitive Note which has been mutilated or defaced or which is alleged to have been destroyed, stolen or lost; provided, however, that the Fiscal Agent shall not deliver any Definitive Note as a replacement for any Definitive Note which has been mutilated or defaced otherwise than against surrender of the same and shall not issue any replacement Definitive Note until the applicant has furnished the Fiscal Agent with such evidence and indemnity as the Issuer and/or the Fiscal Agent may reasonably require and has paid such costs and expenses as may be incurred in connection with such replacement.

5.2	Replacements to be numbered

Each replacement Definitive Note delivered under this Agreement shall bear a unique certificate or (as the case may be) serial number. Under Swiss law, no replacement Notes can be issued for lost or destroyed Notes until the holder has completed a special procedure for invalidation (Kraftloserklärung) of such Notes and has presented to the Issuer proof of completion of the special procedure, unless the Issuer has expressly stated otherwise. The Issuer shall present to the Fiscal Agent proof of completion of the special procedure, unless the Issuer has expressly stated otherwise with respect to the performance of the special procedure, prior to replacement Notes being issued.

5.3	Cancellation of mutilated or defaced Notes

The Fiscal Agent shall cancel each mutilated or defaced Global Note and Definitive Note surrendered to it in respect of which a replacement has been delivered.

5.4	Notification

The Fiscal Agent shall notify the Issuer and each other Paying Agent of the delivery by it of any replacement Global Note or Definitive Note, specifying the certificate or serial number thereof and the certificate or serial number (if any and if known) of the Global Note or Definitive Note which it replaces and confirming that the Global Note or Definitive Note which it replaces has been cancelled and (if such is the case) destroyed in accordance with Clause 8.7 (Destruction).

6.	PAYMENTS TO THE FISCAL AGENT

6.1	Issuer to pay Fiscal Agent

In order to provide for the payment of principal and interest in respect of the Notes as the same becomes due and payable, the Issuer shall pay to the Fiscal Agent, on or before the day on which such payment becomes due, an amount equal to the amount of principal and/or (as the case may be) interest falling due in respect of the Notes on such date.

6.2	Manner and time of payment

Each amount payable under Clause 6.1 (Issuer to pay Fiscal Agent) shall be paid unconditionally by credit transfer in U.S. dollars and in immediately available, freely transferable, cleared funds not later than 10.00 a.m. (Local Time) on the relevant day to such account with such bank as the Fiscal Agent may from time to time by notice to the Issuer specify for such purpose. The Issuer shall, before 10.00 a.m. (Local Time) on the second Local Banking Day before the due date of each payment by it under Clause 6.1 (Issuer to pay Fiscal Agent), confirm to the Fiscal Agent by email or authenticated SWIFT message that it has given instructions for the transfer of the relevant funds to the Fiscal Agent and the name and the account of the bank through which such payment is being made.

6.3	Exclusion of liens and interest

The Fiscal Agent shall be entitled to deal with each amount paid to it under this Clause 6 (Payments to the Fiscal Agent) in the same manner as other amounts paid to it as a banker by its customers; provided, however, that:

6.3.1	it shall not exercise against the Issuer any lien, right of set-off or similar claim in respect thereof (notwithstanding the provisions in 7.3 and 7.4); and

6.3.2	it shall not be liable to any person for interest thereon.

6.4	Application by Fiscal Agent

The Fiscal Agent shall apply each amount paid to it hereunder in accordance with Clause 7 (Payments to Noteholders) and shall not be obliged to repay any such amount.

7.	PAYMENTS TO NOTEHOLDERS

7.1	Payments by Paying Agents

Each Paying Agent acting through its Specified Office shall make payments of principal and interest in respect of the Notes in accordance with the Conditions to the Holder of record on the Record Date; provided, however, that:

7.1.1	if any Definitive Note is presented or surrendered for payment to any Paying Agent and such Paying Agent has delivered a replacement therefor or has been notified that the same has been replaced, such Paying Agent shall forthwith notify the Issuer of such presentation or surrender and shall not make payment against the same until it is so instructed by the Issuer and has received the amount to be so paid;

7.1.2	a Paying Agent shall not be obliged (but shall be entitled) to make payments of principal or interest in respect of the Notes, if:

(a)	in the case of the Fiscal Agent, it has not received the full amount of any payment due to it under Clause 6.1 (Issuer to pay Fiscal Agent); or

(b)	in the case of any other Paying Agent, it is not able to establish that the Fiscal Agent has received (whether or not at the due time) the full amount of any payment due to it under Clause 6.1 (Issuer to pay Fiscal Agent);

7.1.3	each Paying Agent shall cancel each Definitive Note against surrender of which it has made full payment and shall, in the case of a Paying Agent other than the Fiscal Agent, deliver each Definitive Note so cancelled by it to, or to the order of, the Fiscal Agent;

7.1.4	in the case of payment of principal or interest against presentation of each Global Note, the relevant Paying Agent shall procure that there is noted in the schedule to that Global Note the amount of such payment and, in the case of payment of principal, the remaining principal amount of that Global Note (which shall be the previous principal amount thereof less the amount of principal then paid) and shall procure the signature of such notation on its behalf; and

7.1.5	notwithstanding any other provision of this Agreement, each Paying Agent shall be entitled to make a deduction or withholding from any payment which it makes under this Agreement for or on account of any present or future taxes, duties or charges if and to the extent so required by applicable law, in which event such Paying Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted.

7.2	Exclusion of liens and commissions

No Paying Agent shall exercise any lien, right of set-off or similar claim against any person to whom it makes any payment under Clause 7.1 (Payments by Paying Agents) in respect thereof, nor shall any commission or expense be charged by it to any such person in respect thereof.

7.3	Reimbursement by Fiscal Agent

If a Paying Agent other than the Fiscal Agent makes any payment in accordance with Clause 7.1 (Payments by Paying Agents):

7.3.1	it shall notify the Fiscal Agent of the amount so paid by it, the certificate or serial number (if any) of the Definitive Note against presentation or surrender of which payment of principal was made, or of the Definitive Note against presentation or surrender of which payment of interest was made; and

7.3.2	subject to and to the extent of compliance by the Issuer with Clause 6.1 (Issuer to pay Fiscal Agent) (whether or not at the due time), the Fiscal Agent shall pay to such Paying Agent out of the funds received by it under Clause 6.1 (Issuer to pay Fiscal Agent), by credit transfer in U.S. dollars and in same day, freely transferable, cleared funds to such account with such bank as such Paying Agent has by notice to the Fiscal Agent specified for the purpose, an amount equal to the amount so paid by such Paying Agent.

7.4	Appropriation by Fiscal Agent

If the Fiscal Agent makes any payment in accordance with Clause 7.1 (Payments by Paying Agents), it shall be entitled to appropriate for its own account out of the funds received by it under Clause 6.1 (Issuer to pay Fiscal Agent) an amount equal to the amount so paid by it.

7.5	Reimbursement by Issuer

Subject to sub-clauses 7.1.1 and 7.1.2 (Payments by Paying Agents), if a Paying Agent makes a payment in respect of Notes on or after the due date for such payment under the Conditions at a time at which the Fiscal Agent has not received the full amount of the relevant payment due to it under Clause 6.1 (Issuer to pay Fiscal Agent) and the Fiscal Agent is not able out of funds received by it under Clause 6.1 (Issuer to pay Fiscal Agent) to reimburse such Paying Agent therefor (whether by payment under Clause 7.3 (Reimbursement by the Fiscal Agent) or appropriation under Clause 7.4 (Appropriation by the Fiscal Agent), the Issuer shall from time to time on demand pay to the Fiscal Agent for account of such Paying Agent:

7.5.1	the amount so paid out by such Paying Agent and not so reimbursed to it; and

7.5.2	interest on such amount from the date on which such Paying Agent made such payment until the date of reimbursement of such amount;

provided, however, that any payment made under sub-clause 7.5.1 shall satisfy pro tanto the obligations of the Issuer or under Clause 6.1 (Issuer to pay Fiscal Agent).

7.6	Interest

Interest shall accrue for the purpose of sub-clause 7.5.2 (Reimbursement by Issuer) (as well after as before judgment) on the basis of a year of 360 days and the actual number of days elapsed and at the rate per annum which is the aggregate of one per cent. per annum and the rate per annum specified by such Paying Agent as reflecting its cost of funds for the time being in relation to the unpaid amount.

7.7	Partial payments

If at any time and for any reason a Paying Agent makes a partial payment in respect of any Global Note or any Definitive Note, such Paying Agent shall enface thereon a statement indicating the amount and date of such payment.

8.	MISCELLANEOUS DUTIES OF THE PAYING AGENTS

8.1	Records

The Fiscal Agent shall:

8.1.1	maintain a record of all Global Notes and all Definitive Notes delivered hereunder and of their redemption, payment, cancellation, mutilation, defacement, alleged destruction, theft, loss or replacement (and, in the case of the Global Notes, exchange thereof for Definitive Notes);

8.1.2	maintain a record of all confirmations received by it in accordance with Clause 8.3 (Cancellation); and

8.1.3	make such records available for inspection at all reasonable times by the Issuer and the other Paying Agents.

8.2	Information from Paying Agents

The Paying Agents shall make available to the Fiscal Agent such information as is reasonably required for the maintenance of the records referred to in Clause 8.1 (Records).

8.3	Cancellation

The Issuer may from time to time deliver to the Fiscal Agent Definitive Notes relating thereto for cancellation, whereupon the Fiscal Agent shall cancel such Definitive Notes. In addition, the Issuer may from time to time procure the delivery to the Fiscal Agent of any Global Note with Instructions to cancel a specified aggregate principal amount of Notes represented by it (which Instructions shall be accompanied by confirmation from the Depositary that Notes having such aggregate principal amount may be cancelled), whereupon the Fiscal Agent shall procure that there is noted on the schedule to that Global Note the aggregate principal amount of Notes so cancelled and the new Aggregate Principal Amount Represented by that Global Note, and shall procure the signature of such notation on its behalf.

If a Write-down Notice has been issued, the Issuer may further instruct the Fiscal Agent to cancel the Global Notes no earlier than 20 days after the Write-down Date, provided that the Fiscal Agent has received any and all interest amounts in respect of the Notes which have become due prior to the Write-down Notice Date. For the sake of clarity, the effectiveness of any Contingent Write-down does not depend on the cancellation of the Global Notes.

8.4	Definitive Notes

As soon as practicable (and in any event within three months) after each interest payment date in relation to the Notes, after each date on which Notes are cancelled in accordance with Clause 8.3 (Cancellation) and after each date on which the Notes fall due for redemption in accordance with the Conditions, the Fiscal Agent shall notify the Issuer and the other Paying Agents (on the basis of the information available to it) of the number of any Definitive Notes against surrender of which payment has been made and of the number of any Definitive Notes which have not yet been surrendered for payment.

8.5	Forwarding of communications

The Fiscal Agent shall promptly forward to the Issuer a copy of any notice or communication addressed to the Issuer by any Noteholder which is received by the Fiscal Agent.

8.6	Publication of notices

The Fiscal Agent shall, upon and in accordance with Instructions of the Issuer received at least 10 Business Days before the proposed publication date, arrange at the expense of the Issuer for the giving or, as applicable, publication of any notice which is to be given to the Noteholders and shall supply a copy thereof to each other Paying Agent, the Depositary and any competent authority, stock exchange and/or quotation system by which the Notes have been admitted to listing, trading and/or quotation.

8.7	Destruction

The Fiscal Agent may destroy the Global Notes following their cancellation in accordance with Clause 4.3 (Exchange of Global Notes for Definitive Notes) and may destroy the Global Notes and each Definitive Note delivered to or cancelled by it in accordance with sub-clause 7.1.3 (Payments by Paying Agents) or cancelled by it in accordance with Clause 5.3 (Cancellation of mutilated or defaced Notes) or Clause 8.3 (Cancellation), in which case it shall furnish the Issuer with a certificate of destruction specifying the certificate or serial numbers (if any) of the Global Notes or Definitive Notes so destroyed.

8.8	Documents available for inspection

The Issuer shall provide to each Paying Agent:

8.8.1	conformed copies of this Agreement; and

8.8.2	such other documents as may from time to time be required by the Irish Stock Exchange to be made available at the Specified Office of the Paying Agent.

Each of the Paying Agents shall make available for inspection during normal business hours at its Specified Office the documents referred to above and, upon reasonable request, will allow copies of such documents to be taken.

9.	APPOINTMENT AND DUTIES OF THE CALCULATION AGENT

9.1	Appointment

The Issuer appoints the Fiscal Agent at its specified office as Calculation Agent in relation to the Notes for the purposes of calculating the rate of interest from time to time applicable to the Notes.

9.2	Acceptance of appointment

The Fiscal Agent accepts its appointment as Calculation Agent in relation to the Notes and shall perform all matters expressed to be performed by it in, and otherwise comply with, the Conditions and the provisions of this Agreement and, in connection therewith, shall take all such action as may be incidental thereto. In particular, the Calculation Agent shall:

9.2.1	Determinations: obtain such quotes and rates and/or make such determinations, calculations, adjustments, notifications and publications as may be required to be made by it by the Conditions at the times and otherwise in accordance with the Conditions;

9.2.2	Notices: provide notice as described in the Conditions with respect to Publication of Interest Amounts.

10.	FEES AND EXPENSES

10.1	Fees

The Issuer shall pay to the Fiscal Agent for the account of the Paying Agents such fees as have been agreed between the Issuer and the Fiscal Agent and recorded in a letter dated May 17, 2012 from the Fiscal Agent to the Issuer in respect of the services of the Paying Agents hereunder (plus any applicable value added tax for which the Paying Agent or an associate of the Paying Agent is liable to account).

10.2	Front-end expenses

The Issuer shall on demand reimburse the Fiscal Agent for all expenses incurred by it in the negotiation, preparation and execution of this Agreement, and shall on demand reimburse each Paying Agent for all expenses (including, without limitation, legal fees and any publication, advertising, communication, courier, postage and other out-of-pocket expenses) properly incurred in connection with its services hereunder (plus any applicable value added tax for which the Paying Agent or an associate of the Paying Agent is liable to account), other than such costs and expenses as are separately agreed to be reimbursed out of the fees payable under Clause 10.1 (Fees).

10.3	Taxes

The Issuer shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which are payable upon or in connection with the execution and delivery of this Agreement, and the Issuer shall indemnify each Paying Agent on demand against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax for which the Paying Agent or an associate of the Paying Agent is liable to account and which it is not able to recover) which it incurs as a result or arising out of or in relation to any failure to pay or delay in paying any of the same. All payments by the Issuer under this Clause 10 (Fees and Expenses) or Clause 11.4 (Indemnity in favour of the Paying Agents) shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States and/or Switzerland or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer shall pay such additional amounts as will result in the receipt by the relevant Paying Agent of such amounts as would have been received by it if no such withholding or deduction had been required.

11.	TERMS OF APPOINTMENT

11.1	Rights and powers

Each Paying Agent may, in connection with its services hereunder:

11.1.1	except as ordered by a court of competent jurisdiction or otherwise required by law and regardless of any notice of ownership, trust or any other interest therein, any writing thereon or any notice of any previous loss or theft thereof, but subject to sub-clause 7.1.1 (Payments by Paying Agents), treat the holder of each Global Note, Definitive Note as its absolute owner for all purposes and make payments thereon accordingly;

11.1.2	assume that the terms of each Global Note and each Definitive Note as issued are correct;

11.1.3	refer any question relating to the ownership of any Global Note or any Definitive Note or the adequacy or sufficiency of any evidence supplied in connection with the replacement of any Global Note or any Definitive Note to the Issuer for determination by the Issuer and rely upon any determination so made;

11.1.4	rely and upon the terms of any notice, communication or other document believed by it in good faith to be genuine;

11.1.5	at the expense of the Issuer, which expenses shall be reasonable, engage the advice or services of any lawyers or other experts whose advice or services it considers necessary and rely upon any advice so obtained (and such Paying Agent shall be protected and shall incur no liability as against the Issuer in respect of any action taken, or permitted to be taken, in accordance with such advice and in good faith);

11.1.6	not be required to advance, expend or risk its own funds, including but not limited to any Additional Amounts, or otherwise incur or become exposed to any liability, financial or otherwise in the performance of its duties hereunder; and

11.1.7	not in any event be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) incurred by the Issuer other than a result of such Paying Agent’s fraud or gross negligence, irrespective of whether such Paying Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

11.2	Extent of duties

Each Paying Agent shall only be obliged to perform the duties set out herein and such other duties as are necessarily incidental thereto. No Paying Agent shall:

11.2.1	be under any fiduciary duty or other obligation towards or have any relationship of agency or trust for or with any person other than the Issuer; or

11.2.2	be responsible for or liable in respect of the legality, validity or enforceability of any Global Note or any Definitive Note or any act or omission of any other person (including, without limitation, any other Paying Agent).

11.3	Freedom to transact

Each Paying Agent may purchase, hold and dispose of Notes and may enter into any transaction (including, without limitation, any depository, trust or agency transaction) with any holders of Notes or with any other person in the same manner as if it had not been appointed as the agent of the Issuer in relation to the Notes.

11.4	Indemnity in favour of the Paying Agents

The Issuer shall indemnify each Paying Agent against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax for which the Paying Agent or an associate of the Paying Agent is liable to account and which it is not able to recover) which it properly incurs or which may be made against it as a result of or in connection with its appointment or the exercise of its powers and duties under this Agreement except such as may result from its own negligence or wilful misconduct, wilful default or bad faith or that of its officers, employees or agents or any of them, but shall have no liability whatsoever for any consequential special, indirect or speculative loss or damages (including, but not limited to, loss of profits, whether or not foreseeable) suffered by each Paying Agent in connection with the transactions contemplated by and the relationship established by this Agreement, even if such agent has been advised as to the possibility of the same. The indemnity shall survive the termination or expiry of this Agreement and the removal or resignation of the Paying Agents.

11.5	Obligations Several

The obligations of the Paying Agents are several and not joint. The Paying Agents shall act solely as agent(s) of the Issuer and will not assume any obligation towards, or relationship of trust towards owners of the Notes. The Paying Agents are not to assume any obligations other than those stated in this Agreement and shall have no liability whatsoever for any consequential special, indirect or speculative loss or damages (including, but not limited to, loss of profits, whether or not foreseeable) suffered by the Issuer in connection with the transactions contemplated by and the relationship established by this Agreement, even if such agent has been advised as to the possibility of the same.

11.6	Monitoring

The Paying Agents have no responsibility to monitor compliance by any other party with the Conditions or provisions of this Agreement and need take no further steps to ascertain whether any relevant event under the Conditions shall have incurred.

11.7	Illegality

No provision herein shall require any Paying Agent to do anything which may be contrary to applicable law or regulation.

12.	CHANGES IN PAYING AGENTS

12.1	Resignation

Any Paying Agent may resign its appointment upon not less than 30 days’ notice to the Issuer (with a copy, in the case of a Paying Agent other than the Fiscal Agent, to the Fiscal Agent); provided, however, that:

12.1.1	if such resignation would otherwise take effect less than 30 days before or after the maturity date or other date for redemption of the Notes or any interest payment date in relation to the Notes, it shall not take effect until the thirtieth day following such date;

12.1.2	in the case of the Fiscal Agent, such resignation shall not take effect until a successor has been duly appointed consistently with Clause 12.4 (Additional and successor agents) or Clause 12.5 (Paying Agents may appoint successors) and notice of such appointment has been given to the Noteholders; and

12.1.3	in the case of the Calculation Agent, the Calculation Agent may not resign its duties without a successor having been appointed consistently with Clause 12.4.

12.2	Revocation

The Issuer may revoke its appointment of any Paying Agent (including any Paying Agent appointed under Clause 12.5) by not less than 30 days’ notice to such Paying Agent (with a copy, in the case of a Paying Agent other than the Fiscal Agent, to the Fiscal Agent); provided, however, that, such revocation shall not take effect until a successor has been duly appointed consistently with Clause 12.4 (Additional and successor agents) or Clause 12.5 (Paying Agents may appoint successors) and notice of such appointment has been given to the Noteholders not more than 45 and not less than 30 days in advance, provided, however, that, in the case of insolvency, such revocation or appointment shall take immediate effect.

12.3	Automatic termination

The appointment of any Paying Agent shall terminate if (a) such Paying Agent becomes incapable of acting, (b) a secured party takes possession, or a receiver, manager or other similar officer is appointed, of the whole or any part of the undertaking, assets and revenues of such Paying Agent, (c) such Paying Agent admits in writing its insolvency or inability to pay its debts as they fall due, (d) an administrator or liquidator of such Paying Agent or the whole or any part of the undertaking, assets and revenues of such Paying Agent is appointed (or application for any such appointment is made), (e) such Paying Agent takes any action for a readjustment or deferment of any of its obligations or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares a moratorium in respect of any of its indebtedness, (f) an order is made or an effective resolution is passed for the winding-up of such Paying Agent or (g) any event occurs which has an analogous effect to any of the foregoing. If the appointment of the Fiscal Agent is terminated in accordance with the preceding sentence, the Issuer shall forthwith appoint a successor in accordance with Clause 12.4 (Additional and successor agents). Any termination or appointment of calculation agent pursuant to Clause 12 shall take effect not more than 45 and not less than 30 days after the Issuer has notified the Noteholders of such termination or appointment; provided, however, that, in the case of insolvency, such termination or appointment shall take immediate effect.

12.4	Additional and successor agents

The Issuer may appoint a successor fiscal agent or calculation agent and additional or successor paying agents and shall forthwith give notice of any such appointment to the continuing Paying Agents and the Noteholders, whereupon the Issuer, the continuing Paying Agents and the additional or successor fiscal agent or calculation agent or paying agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement.

12.5	Paying Agents may appoint successors

If a Paying Agent gives notice of its resignation in accordance with Clause 12.1 (Resignation) and by the tenth day before the expiry of such notice a successor has not been duly appointed in accordance with Clause 12.4 (Additional and successor agents), such Paying Agent may itself, following such consultation with the Issuer as is practicable in the circumstances, appoint as its successor any reputable and experienced financial institution and give notice of such appointment to the Issuer, the remaining Paying Agents and the Noteholders, whereupon the Issuer, the remaining Paying Agents and such successor shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement.

12.6	Release

Upon any resignation or revocation taking effect under Clause 12.1 (Resignation) or 12.2 (Revocation) or any termination taking effect under Clause 12.3 (Automatic termination), the relevant Paying Agent shall:

12.6.1	be released and discharged from its obligations under this Agreement (save that it shall remain entitled to the benefit of and subject to Clause 10.3 (Taxes), Clause 11 (Terms of Appointment) and Clause 12 (Changes in Paying Agents));

12.6.2	in the case of the Fiscal Agent, deliver to the Issuer and to its successor a copy, certified as true and up-to-date by an officer or authorised signatory of the Fiscal Agent, of the records maintained by it in accordance with Clause 8.1 (Records);

12.6.3	in the case of the Calculation Agent, deliver to the Issuer and to its successor a copy, certified as true and up-to-date by an officer or authorised signatory of the Calculation Agent, of the records maintained by it in accordance with Clause 8.1 (Records); and

12.6.4	forthwith (upon payment to it of any amount due to it in accordance with Clause 9 (Fees and Expenses) or Clause 11.4 (Indemnity in favour of the Paying Agents) transfer all moneys and papers (including any unissued Notes held by it hereunder and any documents held by it pursuant to Clause 8.8 (Documents available for inspection)) to its successor and, upon appropriate notice, provide reasonable assistance to its successor for the discharge of its duties and responsibilities hereunder.

12.7	Merger

Any legal entity into which any Paying Agent is merged or converted or any legal entity resulting from any merger or conversion to which such Paying Agent is a party or any legal entity to which any Paying Agent sells all or substantially all of its corporate trust and agency business shall, to the extent permitted by applicable law, be the successor to such Paying Agent without any further formality, whereupon the Issuer, the other Paying Agents and such successor shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement. Notice of any such merger or conversion shall forthwith be given by such successor to the Issuer and the other parties hereto.

12.8	Changes in Specified Offices

If any Paying Agent decides to change its Specified Office (which may only be effected within the same city unless the prior written approval of the Issuer has been obtained), it shall give notice to the Issuer (with a copy to the other Paying Agents) of the address of the new Specified Office stating the date on which such change is to take effect, which date shall be not less than 30 days after the date of such notice. The Issuer shall at its own expense not less than 14 days prior to the date on which such change is to take effect (unless the appointment of the relevant Paying Agent is to terminate pursuant to any of the foregoing provisions of this Clause 12 (Changes in Paying Agents) on or prior to the date of such change) give notice thereof to the Noteholders.

13.	NOTICES

13.1	Addresses for notices

All notices and communications hereunder shall be made in writing (by letter or fax) and shall be sent as follows:

13.1.1	if to the Issuer, to it at:

677 Washington Boulevard Stamford, CT 06901 United States

Fax:	+1 (203) 719-0233
Attention:	Marc Silverman, Regional Treasurer

With a copy to: UBS AG Europastrasse 1 P.O. 8098 Zurich, Switzerland

Fax:	+41 (0) 44 239 5009
Attention:	Group Treasury

13.1.2	if to a Paying Agent, to it at the address or fax number specified against its name in Schedule 5 (Specified Offices of the Paying Agents) (or, in the case of a Paying

Agent not originally a party hereto, specified by notice to the parties hereto at the time of its appointment) for the attention of the person or department specified therein;

or, in any case, to such other address or fax number or for the attention of such other person or department as the addressee has by prior notice to the sender specified for the purpose.

13.2	Effectiveness

Every notice or communication sent in accordance with Clause 13.1 (Addresses for notices) shall be effective, if sent by letter or fax, upon receipt by the addressee; provided, however, that any such notice or communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of the addressee.

13.3	Notices to Noteholders

Any notice required to be given to Noteholders under this Agreement shall be given in accordance with the Conditions.

13.4	Notices in English

All notices and other communications hereunder shall be made in the English language or shall be accompanied by a certified English translation thereof. Any certified English translation delivered hereunder shall be certified a true and accurate translation by a professionally qualified translator or by some other person competent to do so.

14.	LAW AND JURISDICTION

14.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

14.2	English courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) or the consequences of its nullity.

14.3	Appropriate forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

14.4	Rights of the Paying Agents to take proceedings outside England

Clause 14.2 (English courts) is for the benefit of the Paying Agents only. As a result, nothing in this Clause 14 (Law and jurisdiction) prevents the Paying Agents from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Paying Agents may take concurrent Proceedings in any number of jurisdictions.

14.5	Service of process

The Issuer agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to the Issuer at 1 Finsbury Avenue, London EC2M 2PP or at any address of the Issuer in Great Britain at which service of process may be served on it in accordance with the Companies Act 2006. If the Substitute Issuer (defined in the Conditions) is not resident in the United Kingdom, the Substitute Issuer shall appoint a process agent as its agent in the United Kingdom to receive service of process on its behalf in relation to any legal proceedings arising out of or in connection with this Agreement. Nothing in this paragraph shall affect the right of any Paying Agent to serve process in any other manner permitted by law. This clause applies to Proceedings in England and to Proceedings elsewhere.

15.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

16.	MODIFICATION

This Agreement may be amended by further agreement among the parties hereto and without the consent of the Noteholders.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Agreement by signing any such counterpart.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

FORM OF GLOBAL NOTE

GLOBAL NOTE

THIS GLOBAL NOTE MAY NOT BE HELD BY OR TRANSFERRED TO ANY PERSON OTHER THAN TO THE DEPOSITORY TRUST COMPANY (“DTC”) OR A NOMINEE OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND ANY TRANSFER OF THIS NOTE TO ANY OTHER PERSON SHALL BE VOID.

THE NOTES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION AND ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SECTION 3(A)(2) OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. THE FISCAL AGENCY AGREEMENT UNDER WHICH THE NOTES ARE ISSUED IS NOT, AND IS NOT REQUIRED TO BE, QUALIFIED UNDER THE UNITED STATES TRUST INDENTURE ACT OF 1939, AS AMENDED.

No.

UBS AG,

acting through its Stamford branch

GLOBAL NOTE

USD 500,000,000 Tier 2 Subordinated Notes due 2022

This Global Note negotiable by endorsement (Ordrepapier) is issued by UBS AG, acting through its Stamford branch (the “Issuer”), in respect of its Tier 2 Subordinated Notes due 2022 (the “Notes”) issued in the aggregate principal amount of USD 500,000,000.

This Global Note is issued subject to, and with the benefit of, the provisions of a Fiscal Agency Agreement dated August 17, 2012 (as amended, restated or supplemented from time to time, the “Agency Agreement”), between the Issuer and U.S. Bank, N.A., as Fiscal Agent (the “Fiscal Agent”).

The rights of the Fiscal Agent and of the Holders under this Global Note are subject to the Terms and Conditions of the Notes set out in Schedule 1 (the “Conditions”). In the event of conflict between the Conditions and this Global Note, the Conditions will prevail. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Conditions.

1.	Principal Amount

The initial Aggregate Principal Amount of the Notes represented by this Global Note is USD 500,000,000. The Aggregate Principal Amount of the Notes represented by this Global Note will be reduced from time to time, if Notes are cancelled. In such case, the Aggregate Principal Amount of the Notes represented by this Global Note from time to time corresponds to the amount last certified by the Fiscal Agent in Schedule 2 (the “Aggregate Principal Amount Represented by the Global Note”).

2.	Promise to Pay

The Issuer for value received promises, all in accordance with and subject to the Conditions, (i) to pay to Cede & Co. as nominee for DTC or to the order of Cede & Co. upon surrender hereof on August 17, 2022, or on such earlier date as the same may become payable in accordance with the Conditions, the Aggregate Principal Amount Represented by the Global Note or such other redemption amount as may become payable under the Notes represented by this Global Note; and (ii) to pay to Cede & Co. as nominee for DTC or to the order of Cede & Co. in arrear at the rate or rates and on the dates specified in the Conditions interest on the Aggregate Principal Amount Represented by the Global Note as such interest may become payable under the Notes represented by this Global Note.

3.	Global Note held by DTC

This Global Note will be deposited by the Fiscal Agent with a custodian on behalf of Cede & Co. as nominee for DTC or any successor depositary designated by the Issuer.

So long as the Notes are represented by more than one Global Note, all rights under the Global Notes shall be exercised concurrently and in a uniform manner in respect of all Notes outstanding (it being understood that any instructions received by the Holder of any Global Note from any Indirect Holder as described in the second paragraph of Condition 14 need not be the same as those instructions received from any other Indirect Holder).

This Global Note may be transferred without the prior written consent of the Fiscal Agent, but only as described in this Global Note.

Neither the Issuer nor any Holder or Indirect Holder will at any time have the right to effect or demand the conversion of this Global Note into, or the delivery of, Notes in uncertificated or definitive form except in the case of the Issuer as provided in Section 4 below.

4.	Definitive Notes

No physical delivery of the Notes shall be made unless and until definitive Notes in registered form (“Definitive Notes”) shall have been printed. Definitive Notes may only be printed in accordance with the terms of the Agency Agreement; provided, however, that no Definitive Notes shall be printed after the Issuer has given a Write-down Notice in accordance with the Condition 6 of the Conditions.

Should Definitive Notes be printed, such Definitive Notes will not be issued in bearer form but exclusively in registered form for U.S. tax purposes in accordance with Condition 2(c) of the Conditions, whereby, inter alia, title will pass exclusively by registration of the Holders in a noteholders’ register to be established and maintained by a registrar appointed by the Issuer and acting on its behalf duly notified to the Holders in accordance with Condition 13 of the Conditions.

The Issuer undertakes to procure that the relevant Definitive Notes will be duly issued and printed in accordance with the applicable rules and regulations, the Conditions, the provisions hereof and the Agency Agreement.

5.	Governing Law and Jurisdiction

This Global Note is governed by Swiss law.

The courts of the city of Zurich (venue being Zurich 1) shall have exclusive jurisdiction to settle any disputes that may arise out of or in connection with this Global Note.

6.	Tax Characterization

By its purchase of the Notes, any United States beneficial owner of Notes represented by this Global Note and any other United States person having a beneficial interest in the Notes, hereby agrees with the Issuer (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Notes for U.S. federal income tax purposes as equity of UBS AG except to the extent relating to withholding and reporting obligations in respect of non-United States holders.

7.	Authentication

This Global Note shall not be valid for any purpose until (i) it has been authenticated for and on behalf of the Fiscal Agent and (ii) a copy of the Conditions has been attached hereto.

8.	Transfer

This Global Note may be transferred only if all the Global Notes are transferred to one and the same new Holder and such new Holder is the successor Depositary designated by the Issuer or the nominee of such successor Depositary.

UBS AG, acting through its Stamford branch

By:

(duly authorised)

By:

(duly authorised)

ISSUED in Stamford as of August 17, 2012

AUTHENTICATED for and on behalf of

U.S. Bank, N.A.

as Fiscal Agent without recourse, warranty or liability

By:

(duly authorised)

CUSIP: 90261AAB8

ISIN: US90261AAB89

Swiss Security Number: 19.270.562

SCHEDULE 1

to Global Note

TERMS AND CONDITIONS OF THE NOTES

[Please see Schedule 3 to the Fiscal Agency Agreement]

SCHEDULE 2

to Global Note

AGGREGATE PRINCIPAL AMOUNT

REPRESENTED BY THE GLOBAL NOTE

Date of Reduction of Aggregate Principal Amount	Amount of Reduction	New Aggregate Principal Amount	Certification by Fiscal Agent

SCHEDULE 2

FORM OF DEFINITIVE NOTE

FORM OF DEFINITIVE NOTE

THE NOTES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION AND ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SECTION 3(A)(2) OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. THE FISCAL AGENCY AGREEMENT UNDER WHICH THE NOTES ARE ISSUED IS NOT, AND IS NOT REQUIRED TO BE, QUALIFIED UNDER THE UNITED STATES TRUST INDENTURE ACT OF 1939, AS AMENDED.

UBS AG,

acting through its Stamford branch

NOTE OF USD —

No.

Tier 2 Subordinated Notes due 2022 (the “Notes”)

UBS AG promises to pay to [name], [address] (not to the order) upon its presentation and surrender the amount of USD — in accordance with and subject to the Terms and Conditions of the Notes printed on the back hereof (the “Conditions”).

[name], [address] is registered as Holder of this Note in the register of Holders kept by the Registrar for this issue. Transfer of title to this Note may only be effected in accordance with the Conditions and is conditional upon due registration of the acquirer in the register of Holders. Only the duly registered Holder is entitled to payments on this Note.

By its purchase of the Notes, any United States beneficial owner of Notes represented by this Definitive Note and any other United States person having a beneficial interest in the Notes, hereby agrees with the Issuer (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Notes for U.S. federal income tax purposes as equity of UBS AG except to the extent relating to withholding and reporting obligations in respect of non-United States holders.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Conditions.

UBS AG, acting through its Stamford branch

By:

(duly authorised)

By:

(duly authorised)

ISSUED in [    ] as of [—] 2012

AUTHENTICATED for and on behalf of

U.S. Bank, N.A.

as Fiscal Agent without recourse, warranty or liability

By:

(duly authorised)

ISIN: US90261AAB89

Swiss Security Number: 19.270.562

[Reverse of definitive Note]

TERMS AND CONDITIONS

[Please see Schedule 3 to the Fiscal Agency Agreement]

SCHEDULE 3

TERMS AND CONDITIONS OF THE NOTES

TERMS AND CONDITIONS OF THE TIER 2 SUBORDINATED NOTES DUE 2022

The terms and conditions of the Tier 2 Subordinated Notes due 2022 issued by UBS AG, acting through its Stamford branch, are as follows:

1	DEFINITIONS

“Additional Amounts” has the meaning assigned to such term in Condition 8.

“Alignment Event” has the meaning assigned to such term in Condition 5.

“Amendment Effective Date” has the meaning assigned to such term in Condition 11.

“Amendment Notice” has the meaning assigned to such term in Condition 11.

“Auditor” means the accounting firm (i) appointed by the Board of Directors of UBS AG or the shareholders of UBS AG, as the case may be, to provide, among other things, audit and/or review opinions on UBS AG’s financial statements, and (ii) approved by the FINMA in accordance with the Financial Market Supervisory Act (Finanzmarktaufsichtsgesetz) of June 22, 2007, as amended from time to time.

“Balance Sheet Date” means (i) with respect to any Ordinary Publication Date, the cut-off date for the measurement of the Relevant Capital Ratio in the Quarterly Financial Accounts published on such Ordinary Publication Date, and (ii) with respect to any Extraordinary Publication Date, the cut-off date for the Reviewed Interim Measurement published upon the instruction of the FINMA on such Extraordinary Publication Date.

“Bankruptcy Event” means any of the following events with respect to UBS AG: (i) the adjudication of bankruptcy (Konkurseröffnung) pursuant to article 171, 189 or 191 of the DEBA, (ii) the granting of a provisional or definitive stay of execution (provisorische oder definitive Nachlassstundung) pursuant to article 293 et seq. of the DEBA, (iii) the ordering of restructuring proceedings (Sanierungsverfahren) pursuant to articles 28 to 32 of the FBA, (iv) the ordering of liquidation proceedings (Liquidation) pursuant to articles 33 to 37g of the FBA and/or (v) the appointment of a receiver in respect of the Stamford branch of UBS AG pursuant to Section 36a-428n of the Connecticut State Banking Law, or the appointment of a receiver with respect to the U.S. branches or agencies of UBS AG pursuant to Section 4(j) of the International Banking Act (12 U.S.C. § 3102); provided, however, that none of the following shall constitute a Bankruptcy Event: (x) mere debt collection proceedings (Betreibungsverfahren) pursuant to article 38 et seq. of the DEBA, (y) proceedings in connection with a freezing order (Arrestverfahren) pursuant to article 271 et seq. of the DEBA, and/or (z) the institution of protective measures (Schutzmassnahmen) pursuant to article 26 of the FBA, including, in the case of each of clauses (x), (y) and (z), any steps taken under or in connection therewith.

“Basel III Implementation Date” means January 1, 2013.

“BIS Regulations” means, at any time, the capital adequacy standards and guidelines promulgated by the Basel Committee on Banking Supervision, as implemented by the FINMA in Switzerland at such time.

“BIS Risk Weighted Assets” means, as of any Balance Sheet Date, the aggregate amount, in Swiss francs, of risk-weighted assets of the Group as of such Balance Sheet Date, as determined by UBS AG pursuant to the BIS Regulations applicable to UBS AG as of such Balance Sheet Date, and as (i) disclosed in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) may be disclosed as a component of the Reviewed Interim Measurement published upon the instruction of the FINMA on the relevant Extraordinary Publication Date, as applicable. For the avoidance doubt, the term “risk-weighted assets” as used in this definition shall have the meaning assigned to such term in the BIS Regulations in effect as of the relevant Balance Sheet Date.

“BIS Tier 1 Capital” means, as of any Balance Sheet Date, the aggregate amount, in Swiss francs, of items that constitute tier 1 capital of the Group as of such Balance Sheet Date, less any deductions from tier 1 capital required to be made, in each case, as determined by UBS AG pursuant to the BIS Regulations applicable to UBS AG as of such Balance Sheet Date. For the avoidance of doubt, the term “tier 1 capital” as used in this definition shall have the meaning assigned to such term in the BIS Regulations in effect as of the relevant Balance Sheet Date.

“Business Day” means a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in Stamford, London, Zurich and New York.

“Calculation Agent” means U.S. Bank, N.A., in its capacity as calculation agent for the Notes, and includes any successor to U.S. Bank, N.A., in its capacity as Calculation Agent appointed in accordance with the terms of the Fiscal Agency Agreement.

“CET1 Capital” means, as of any Balance Sheet Date, the aggregate amount, in Swiss francs, of items that constitute common equity tier 1 capital of the Group as of such Balance Sheet Date, less any deductions from common equity tier 1 capital required to be made, in each case as determined by UBS AG pursuant to the BIS Regulations applicable to UBS AG as of such Balance Sheet Date, and as (i) disclosed in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) may be disclosed as a component of the Reviewed Interim Measurement published upon the instruction of the FINMA on the relevant Extraordinary Publication Date, as applicable. For the avoidance of doubt, the term “common equity tier 1 capital” as used in this definition shall have the meaning assigned to such term in the BIS Regulations in effect as of the relevant Balance Sheet Date.

“CET1 Ratio” means, as of any Balance Sheet Date, the CET1 Capital as of such Balance Sheet Date, divided by the BIS Risk Weighted Assets as of such Balance Sheet Date, expressed as a percentage, such ratio (or the components thereof) as determined by UBS AG, and (i) as disclosed in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) constituting (or as disclosed in) the Reviewed Interim Measurement published upon the instruction of the FINMA on the relevant Extraordinary Publication Date, as applicable.

2 | 30

“Change in Progressive Capital Component Requirement” has the meaning assigned to such term in Condition 5.

“Commissioner” means the Banking Commissioner of the State of Connecticut.

“Contingent Write-down” means the events described in clauses (i) through (iv) of clause (d) of Condition 6.

“Core Capital” means (i) at any time prior to the Basel III Implementation Date, any item that constitutes tier 1 capital of the Group pursuant to the BIS Regulations applicable to UBS AG at such time, excluding any such item that constitutes hybrid tier 1 capital of the Group pursuant to the National Regulations at such time, and (ii) at any time on or after the Basel III Implementation Date, any item that constitutes common equity tier 1 capital of the Group pursuant to the BIS Regulations applicable to UBS AG as of such time.

“Core Capital Instrument” means, at any time, any security or other instrument issued by any member of the Group that qualifies as Core Capital at such time.

“Core Tier 1 Capital” means, as of any Balance Sheet Date, the BIS Tier 1 Capital as of such Balance Sheet Date, less the Hybrid Tier 1 Capital as of such Balance Sheet Date, as determined by UBS AG, and as (i) disclosed as “BIS core tier 1 capital” in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) may be disclosed as a component of the Reviewed Interim Measurement published upon the instruction of the FINMA on the relevant Extraordinary Publication Date, as applicable.

“Core Tier 1 Ratio” means, as of any Balance Sheet Date, the Core Tier 1 Capital as of such Balance Sheet Date, divided by the BIS Risk Weighted Assets as of such Balance Sheet Date, expressed as a percentage, such ratio (or the components thereof) as determined by UBS AG, and (i) as disclosed in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) constituting (or as disclosed in) the Reviewed Interim Measurement published upon the instruction of the FINMA on the relevant Extraordinary Publication Date, as applicable.

“DEBA” means the Swiss Federal Debt Enforcement and Bankruptcy Act of 11 April 1889, as amended from time to time.

“Definitive Notes” has the meaning assigned to such term in Condition 2.

“Depositary” means The Depository Trust Company or any successor Depositary designated by the Issuer; provided, however, that, irrespective of the number of Global Notes outstanding, there shall be no more than one Depositary at any time.

“Early Redemption Date” has the meaning assigned to such term in Condition 5.

3 | 30

“Early Redemption Notice” has the meaning assigned to such term in Condition 5.

“EU Savings Tax Directive” means the European Council Directive 2003/48/EC of June 3, 2003, on taxation of savings income.

“Event of Default” has the meaning assigned to such term in Condition 10.

“Extraordinary Publication Date” means the Business Day on which a Reviewed Interim Measurement is published upon the instruction of the FINMA, after the FINMA has determined that the conditions for issuing a Trigger Event Write-down Notice in accordance with Condition 6 have been met.

“Extraordinary Trigger Event Notice Date” has the meaning assigned to such term in Condition 6.

“FBA” means the Swiss Federal Act on Banks and Savings Institutions of November 8, 1934, as amended from time to time.

“FINMA” means the Swiss Financial Market Supervisory Authority FINMA or any successor thereof.

“Fiscal Agency Agreement” means the Fiscal Agency Agreement dated as of the Issue Date, among the Issuer, the Fiscal Agent and the other agents from time to time party thereto, as may be amended, supplemented or otherwise modified from time to time.

“Fiscal Agent” means U.S. Bank, N.A., in its capacity as fiscal agent for the Notes, and includes any successor to U.S. Bank, N.A., in its capacity as Fiscal Agent appointed in accordance with the terms of the Fiscal Agency Agreement.

“Former Residence” has the meaning assigned to such term in Condition 15.

“Global Note” has the meaning assigned to such term in Condition 2.

“Group” means, at any time, UBS AG, its consolidated subsidiaries and all other entities that are included in UBS AG’s consolidated adequacy reports prepared pursuant to the capital adequacy laws and regulations to which it is subject at such time.

“High-Trigger Amount” means, as of any Publication Date, the sum of (i) the maximum portion of the aggregate principal amount, in Swiss francs, of all High-Trigger Contingent Capital, if any, outstanding on the relevant Balance Sheet Date that could be converted into equity or written down if a High-Trigger Write-down/Conversion Notice were delivered in accordance with the terms thereof, and (ii) the maximum portion of the aggregate principal amount, in Swiss francs, of all High-Trigger Contingent Capital, if any, issued after the relevant Balance Sheet Date, but prior to such Publication Date, that could be converted into equity or written down if a High-Trigger Write-down/Conversion Notice were delivered in accordance with the terms thereof, in the case of each of clauses (i) and (ii), as determined by UBS AG. For purposes of clause (ii) of this definition and, in the case of an Extraordinary Publication Date, clause (i) of this definition, the aggregate principal

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amount of any High-Trigger Contingent Capital that is not denominated in Swiss francs shall be converted into Swiss francs at the applicable prevailing exchange rate on the last Business Day preceding the relevant Publication Date, as determined by UBS AG. In the case of an Ordinary Publication Date, for purposes of clause (i) of this definition, the aggregate principal amount of any High-Trigger Contingent Capital that is not denominated in Swiss francs shall be converted into Swiss francs at the applicable exchange rate used for such purposes in the relevant Quarterly Financial Accounts.

“High-Trigger Contingent Capital” means any capital instrument issued by any member of the Group that is required pursuant to its terms to be either converted into equity or fully or partially written down when the Relevant Capital Ratio (or similar measure described in the terms and conditions thereof) falls below a threshold that is higher than the Write-down Threshold (with respect to the relevant High-Trigger Contingent Capital, its “High-Trigger Threshold”), including, but not limited to, capital instruments that, pursuant to National Regulations, qualify as buffer capital (Eigenmittelpuffer) within the meaning of the TBTF Dispatch.

“High-Trigger Threshold” has the meaning assigned to such term in the definition of the term “High-Trigger Contingent Capital”.

“High-Trigger Write-down/Conversion Date” has the meaning assigned to such term in the definition of the term “High-Trigger Write-down/Conversion Notice”.

“High-Trigger Write-down/Conversion Notice” means a notice delivered pursuant to the terms of any High-Trigger Contingent Capital, which notifies the holders thereof that the Relevant Capital Ratio (or similar measure described in the terms and conditions of such High-Trigger Contingent Capital) has fallen below its High-Trigger Threshold and, consequently, such High-Trigger Contingent Capital will be converted into equity or fully or partially written down, as applicable, as of a particular date (such date, the “High-Trigger Write-down/Conversion Date”).

“Holder” means, with respect to any Note, (i) so long as such Note is represented by a Global Note, Cede & Co., as nominee for the Depositary, or the holder of such Global Note to whom such Global Note is made out or to whom such Global Note has been duly endorsed, and (ii) if Definitive Notes are printed, the registered holder of the relevant Definitive Note. No other person, including any Indirect Holder, shall be a Holder for the purpose of these Terms and Conditions or have any rights, or be owed any obligations by the Issuer, under the Notes.

“Hybrid Tier 1 Capital” means, as of any Balance Sheet Date, the aggregate amount, in Swiss francs, of items that constitute hybrid tier 1 capital of the Group as of such Balance Sheet Date, as determined by UBS AG pursuant to the National Regulations applicable to UBS AG as of such Balance Sheet Date, and as (i) disclosed as “hybrid tier 1 capital” in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) may be disclosed as a component of the Reviewed Interim Measurement published upon the instruction of the FINMA on the relevant Extraordinary Publication Date, as applicable.

“Indirect Holder” means, with respect to any Note represented by a Global Note, any person (other than the Holder) that owns a beneficial interest in such Note through a bank, broker or other

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financial institution that (i) participates in the Depositary’s book-entry system or (ii) holds an interest in such Note through a participant in the Depositary’s book-entry system. No Indirect Holder shall have any rights, or be owed any obligations, under the Notes.

“Interest Payment Date” has the meaning assigned to such term in Condition 4.

“Interest Rate” means 7.625 percent per annum.

“Issue Date” means August 17, 2012.

“Issuer” means UBS AG, acting through its Stamford branch.

“Issuing Branch Substitution” has the meaning assigned to such term in Condition 15.

“Junior Obligations” means (i) all unsecured, subordinated, direct or indirect, obligations of UBS AG without a determined maturity or repayment date, (ii) all other unsecured, subordinated, direct or indirect obligations of UBS AG that are expressed to rank junior to the Issuer’s obligations under the Notes and (iii) all classes of share capital of UBS AG.

“Maturity Date” means August 17, 2022.

“Minimum Progressive Capital Component Requirement” means, at any time, the minimum aggregate amount of capital that is required to be held by UBS AG as Progressive Capital Component pursuant to the National Regulations at such time.

“National Regulations” means, at any time, (i) the Swiss national banking and capital adequacy laws, and (ii) the capital adequacy regulations promulgated by the FINMA and the interpretation thereof by any competent Swiss authority, in the case of each of clauses (i) and (ii), directly applicable to UBS AG and/or the Group at such time.

“New Residence” has the meaning assigned to such term in Condition 15.

“Notes” means the USD 2,000,000,000 Tier 2 Subordinated Notes due 2022 issued by the Issuer on the Issue Date.

“OCC” means the U.S. Office of the Comptroller of the Currency.

“Ordinary Publication Date” means each Business Day on which Quarterly Financial Accounts are published.

“Ordinary Trigger Event Notice Date” has the meaning assigned to such term in Condition 6.

“Parity Obligations” means (i) all unsecured, subordinated, direct or indirect, dated obligations of UBS AG and (ii) all other unsecured, subordinated, direct or indirect obligations of UBS AG that are expressed to rank pari passu with the Issuer’s obligations under the Notes.

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“Paying Agents” means the Fiscal Agent and any other paying agent appointed in accordance with the terms of the Fiscal Agency Agreement.

“Permitted Transactions” means:

(i) repurchases, redemptions or other acquisitions of any Core Capital Instruments in connection with (x) any employment contract, benefit plan or similar arrangement with, or for the benefit of, any employees, officers, directors or consultants of any member of the Group, (y) a dividend reinvestment or shareholder share purchase plan or (z) the issuance of any Core Capital Instruments (or securities convertible into, or exercisable for, Core Capital Instruments) as consideration for an acquisition consummated by any member of the Group;

(ii) market-making in Core Capital Instruments as part of the securities business of any member of the Group;

(iii) purchases of fractional interests in any Core Capital Instruments pursuant to the conversion or exchange provisions of (x) such Core Capital Instruments or (y) any security convertible into, or exercisable for, Core Capital Instruments;

(iv) redemptions or repurchases of Core Capital Instruments pursuant to any shareholders’ rights plan; and

(v) other redemptions or repurchases of Core Capital Instruments in an aggregate amount not exceeding CHF 250,000,000 during the one-month period ending on the date immediately preceding the relevant Publication Date.

“Progressive Capital Component” means, at any time, any item that, pursuant to National Regulations at such time, qualifies as progressive capital component (progressive Komponente) within the meaning of the TBTF Dispatch.

“Public Sector” means the government of, or a governmental agency or the central bank in, UBS AG’s country of incorporation.

“Publication Date” means an Ordinary Publication Date or an Extraordinary Publication Date, as the case may be.

“Quarterly Financial Accounts” means the financial statements of the Group (including the notes thereto) in respect of a calendar quarter, which have been reviewed by the Auditor in accordance with the International Standards on Auditing and are contained in a customary financial report published by UBS AG; provided, however, that, if the financial statements of the Group in respect of the last quarter of any year are not so reviewed, the term “Quarterly Financial Accounts” in respect of such quarter shall mean instead the annual financial statements of the Group (including the notes thereto) in respect of such year, which have been audited by the Auditor in accordance with the International Standards on Auditing and are published in the annual report of UBS AG for such year.

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“Reduced Minimum Progressive Capital Component Requirement” has the meaning assigned to such term in Condition 5.

“Reduction Confirmation” has the meaning assigned to such term in Condition 5.

“Register” has the meaning assigned to such term in Condition 2.

“Registrar” has the meaning assigned to such term in Condition 2.

“Regulatory Event” has the meaning assigned to such term in Condition 5.

“Relevant Capital Ratio” means (i) prior to the Basel III Implementation Date, the Core Tier 1 Ratio, and (ii) on or after the Basel III Implementation Date, the CET1 Ratio.

“Relevant Date” means, with respect to any payment, (i) the date on which such payment first becomes due under these Terms and Conditions (the “Scheduled Due Date”), or (ii) if the full amount of the moneys payable on the Scheduled Due Date has not been received by the Fiscal Agent on or before the Scheduled Due Date, the date on which notice to the effect that the full amount of the money due on the Scheduled Due Date has been received by the Fiscal Agent is published in accordance with these Terms and Conditions.

“Relevant Swiss Issuer” means, at any time, any bank, or any member of a banking group (including the Group), that is required to hold a minimum aggregate amount of Progressive Capital Component pursuant to the National Regulations at such time.

“Relevant Trigger Capital Ratio” means (i) prior to the Basel III Implementation Date, the Trigger Core Tier 1 Ratio, and (ii) on or after the Basel III Implementation Date, the Trigger CET1 Ratio.

“Reviewed Interim Measurement” means an interim measurement of the Relevant Capital Ratio, with respect to which the Auditor has performed procedures in accordance with the International Standard on Related Services (and relevant Swiss standards and practices) applicable to agreed-upon procedures engagements.

“Scheduled Due Date” has the meaning assigned to such in the definition of the term “Relevant Date”.

“Senior Obligations” means all obligations of UBS AG that do not constitute either Junior Obligations or Parity Obligations.

“Specified Office” has the meaning assigned to such term in the Fiscal Agency Agreement.

“Substitute Issuer” has the meaning assigned to such term in Condition 15.

“Substitution Documents” has the meaning assigned to such term in Condition 15.

“Swiss Code” means the Swiss Code of Obligations, as amended from time to time.

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“Swiss francs” or “CHF” means the lawful currency of Switzerland.

“Tax Event” has the meaning assigned to such term in Condition 5.

“Tax Jurisdiction” means the United States and/or Switzerland.

“Taxes” has the meaning assigned to such term in Condition 8.

“TBTF Dispatch” means the dispatch on the legislative proposals adopted by the Federal Council on April 20, 2011, in relation to a proposed amendment to the Swiss Banking Act concerning “too big to fail” (“Botschaft zur Änderung des Bankengesetzes (Stärkung der Stabilität im Finanzsektor; too big to fail, TBTF)”).

“Tier 2 Capital” has, at any time, the meaning ascribed to it under the National Regulations at such time.

“Trigger Breach Determination Date” has the meaning assigned to such term in Condition 6.

“Trigger CET1 Ratio” means, as of any Publication Date, (i) the sum of (x) the CET1 Capital as of the relevant Balance Sheet Date and (y) the High-Trigger Amount as of such Publication Date, divided by (ii) the BIS Risk Weighted Assets as of the relevant Balance Sheet Date, expressed as a percentage.

“Trigger Core Tier 1 Ratio” means, as of any Publication Date, (i) the sum of (x) the Core Tier 1 Capital as of the relevant Balance Sheet Date and (y) the High-Trigger Amount as of such Publication Date, divided by (ii) the BIS Risk Weighted Assets as of the relevant Balance Sheet Date, expressed as a percentage.

“Trigger Event” has the meaning assigned to such term in Condition 6.

“Trigger Event Notice Date” means an Ordinary Trigger Event Notice Date or an Extraordinary Trigger Event Notice Date, as the case may be.

“Trigger Event Write-down Date” has the meaning assigned to such term in the definition of the term “Trigger Event Write-down Notice”.

“Trigger Event Write-down Notice” means, with respect to any Publication Date, a notice (i) stating that (x) the Relevant Trigger Capital Ratio as of such Publication Date is less than the Write-down Threshold, and (y) a Contingent Write-down will take place and (ii) specifying the date on which the Contingent Write-down will take place, which date shall, subject to postponement pursuant to clause (b)(ii) of Condition 6, be no later than 10 Business Days after the date of such notice (the “Trigger Event Write-down Date”).

“U.S.C.” means the United States Code, as amended from time to time.

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“U.S.$”, “USD”, “U.S. dollars” or “cents” means the lawful currency of the United States of America.

“Viability Event” has the meaning assigned to such term in Condition 6.

“Viability Event Write-down Date” has the meaning assigned to such term in Condition 6.

“Viability Event Write-down Notice” has the meaning assigned to such term in Condition 6.

“Write-down Date” means, with respect to any Contingent Write-down, the Trigger Event Write-down Date or Viability Event Write-down Date, as applicable.

“Write-down Notice” means, with respect to any Contingent Write-down, the relevant Trigger Event Write-down Notice or Viability Event Write-down Notice, as applicable.

“Write-down Notice Date” means, with respect to any Contingent Write-down, the date of the relevant Write-down Notice.

“Write-down Threshold” means five percent.

2	AMOUNT AND DENOMINATION; FORM AND TRANSFER

(a)	Amount and Denomination

The initial aggregate principal amount of the Notes will be USD 2,000,000,000. The Notes will be issued in minimum denominations of USD 250,000 each and integral multiples of USD 1,000 in excess thereof.

(b)	Global Notes

The Notes and all rights in connection therewith will be documented in the form of one or more global notes (each, a “Global Note”) negotiable by endorsement (Ordrepapier), all of which shall be made out to Cede & Co. as nominee for the Depositary and deposited on the Issue Date by the Fiscal Agent with a custodian on behalf of the Depositary until the earliest of (x) redemption of the Notes, (y) cancellation of the Global Notes following the issuance of a Write-down Notice, and (z) printing of Definitive Notes.

So long as the Notes are represented by more than one Global Note, all rights under the Global Notes shall be exercised concurrently and in a uniform manner in respect of all Notes outstanding (it being understood that any instructions received by the Holder of any Global Note from any Indirect Holder as described in the second paragraph of Condition 14 need not be the same as those instructions received from any other Indirect Holder).

A Global Note may be transferred without the prior written consent of the Fiscal Agent, but only as described in the Global Note.

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Neither the Issuer nor any holder of Notes shall at any time have the right to effect or demand the conversion of any Global Note into, or the delivery of, uncertificated securities (Wertrechte) or definitive Notes (Wertpapiere) except as provided in clause (c) below.

(c)	Definitive Notes

No physical delivery of the Notes shall be made unless and until definitive Notes (Wertpapiere) in registered form (“Definitive Notes”) are printed. Definitive Notes may be printed, and all (but not only some of) the Global Notes may be exchanged, in whole, but not in part, for Definitive Notes, at the request of the Holder of any Global Note if

(i)	printing of the Definitive Notes is required by Swiss or other applicable laws or regulations in connection with the enforcement of rights under the Notes; or

(ii)	the Depositary notifies the Issuer that it is unwilling or unable to continue as a depositary or at any time ceases to be a “clearing agency” registered under the United States Securities Exchange Act of 1934, as amended, and a successor depositary so registered is not appointed by the Issuer within 90 days of that notice, or for any other reason the Notes cease to be held by a registered clearing agency in the form of one or more Global Notes; or

(iii)	any Global Note is no longer deposited with a custodian on behalf of the Depositary; or

(iv)	if the Notes are represented by more than one Global Note, (A) the Holder of or Depositary for each Global Note is no longer the same person, or (B) each Global Note is no longer deposited with the same custodian on behalf of the Depositary;

provided, however, that no Definitive Notes shall be printed if the Issuer has given a Write-down Notice in accordance with Condition 6.

If the Global Notes are to be exchanged for Definitive Notes, the Issuer shall procure the prompt delivery (free of charge) of Definitive Notes, duly authenticated without coupons, to, and which Definitive Notes shall be registered in the name of, the person(s) designated by the Depositary on behalf of the Holder of each Global Note in an aggregate principal amount equal to the principal amount of such Global Note against the surrender of the such Global Note at the Specified Office of the Fiscal Agent within 30 days of the date on which the Holder of any Global Note requested that Definitive Notes be printed and the Global Notes exchanged pursuant to the immediately preceding paragraph. Definitive Notes shall be issued in denominations of USD 250,000 and integral multiples of USD 1,000 in excess thereof.

Should Definitive Notes be printed, such Definitive Notes shall not be issued in bearer form but exclusively in registered form for U.S. tax purposes, whereby, inter alia, title will pass exclusively by registration of the Holders in a noteholders’ register (the “Register”) to be established and maintained by a registrar (the “Registrar”), which is appointed by the Issuer

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and acting on its behalf after consultation with the Fiscal Agent and shall be duly notified to the Holders in accordance with Condition 13. In case of printing of Definitive Notes, no individually certificated coupons shall be printed. The Holders must present the Definitive Notes in order to claim payments under the Notes. Only Holders duly registered in the Register shall be entitled to payments under the Definitive Notes. Definitive Notes may be transferred upon presentation of the Definitive Notes at the Specified Office of the Registrar or the Fiscal Agent. No transfer of a Definitive Note shall be valid unless and until entered in the Register.

3	Status and Subordination

(a)	Status

The Notes constitute direct, unsecured and subordinated obligations of the Issuer and rank pari passu and without any preference among themselves. The rights and claims of the Holders against the Issuer under the Notes are subordinated as described in Condition 3(b).

(b)	Subordination

In the event of (i) a Bankruptcy Event or (ii) an order being made, or an effective resolution being passed, for the liquidation or winding-up of UBS AG (except, in any such case, a solvent liquidation or winding-up of UBS AG solely for the purposes of a reorganization, reconstruction or amalgamation of UBS AG or the substitution in place of UBS AG of a successor in business to UBS AG, the terms of which reorganization, reconstruction, amalgamation or substitution (x) (except in the case of any such substitution pursuant to Condition 15) have previously been approved by a resolution of the Holders in accordance with Condition 14 and (y) do not provide that the Notes shall become redeemable in accordance with these Terms and Conditions), the rights and claims of the Holders against the Issuer in respect of or arising under (including, without limitation, any damages awarded for breach of any obligation under) the Notes shall, subject to any obligations that are mandatorily preferred by law, rank (A) junior to the rights and claims of all holders of Senior Obligations, (B) pari passu with the rights and claims of holders of Parity Obligations and (C) senior to the rights and claims of holders of Junior Obligations.

(c)	Claims subject to a Contingent Write-down

Any claim of any Holder in respect of or arising under the Notes (including, without limitation, any claim in relation to any unsatisfied payment obligation of the Issuer subject to enforcement by any Holder pursuant to Condition 10 or in relation to the occurrence of any other Event of Default) shall be subject to, and superseded by, any Contingent Write-down pursuant to Condition 6, irrespective of whether the relevant Write-down Notice has been given prior to or after the occurrence of an Event of Default or any other event.

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(d)	Waiver of Certain Preference Rights

(i)	Each Holder and Indirect Holder, by accepting a direct or beneficial interest in a Note, irrevocably waives its rights to any preference to which it may become entitled under Section 36a-428n(e) of the Connecticut General Statutes, under Section 4(j) of the International Bank Act of 1978, or under any other similar law to the extent necessary to give effect to the subordination provisions of clause (b) of this Condition 3.

(ii)	Each Holder and Indirect Holder, by accepting a direct or beneficial interest in a Note, agrees that, should the Commissioner or the OCC, as the case may be, take possession or be in possession of the business and property of the Issuer at a time when proceedings with respect to the insolvency or liquidation of UBS AG have occurred and are continuing, then the Commissioner or the OCC, as the case may be, will apply any amounts that would be due to the Holders in the absence of the waiver described in clause (i) above and the subordination provisions of the Notes:

(A)	first, to the payment in full of all deposit liabilities and all other liabilities of UBS AG, acting through its Stamford branch, and, if the OCC has taken possession, of all the other branches and agencies of UBS AG in the United States (other than the Notes and other obligations of UBS AG, acting through its Stamford branch (or of UBS AG, acting through any of its other U.S. branches or agencies) that have also waived the benefit of the separate proceedings under the law of the State of Connecticut or Section 4(j) of the International Banking Act) and to any other claim accorded priority under any U.S. federal law or law of the State of Connecticut that is then due and payable, the priorities to be ascribed among those claims to be determined in accordance with those laws, and

(B)	thereafter, to pay any amount remaining to any receiver or similar official in insolvency of UBS AG with similar powers appointed with respect to UBS AG or its assets for application, (1) first, to payment in full of all claims of depositors and other obligations of UBS AG ranking senior in right of payment to the Notes and (2) thereafter, to the payment, equally and ratably, of amounts due and owing on the Notes (whether pursuant to the terms of the Notes or otherwise) and all obligations of UBS AG ranking pari passu in right of payment with the Notes.

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(iii)	Each Holder and each Indirect Holder, by accepting a direct or beneficial interest in a Note, agrees that should the Commissioner or the OCC, as the case may be, take possession or be in possession of the business and property of the Issuer at any time when no proceedings with respect to the insolvency or liquidation with respect to UBS AG have occurred and are continuing, the Commissioner or the OCC, as the case may be, will apply the assets of the Issuer (or the U.S. branches and agencies of UBS AG) in the following order:

(A)	first, to the payment in full of all deposit liabilities and all other liabilities of UBS AG, acting through its Stamford branch and, if the OCC has taken possession, of all the other branches and agencies of UBS AG in the United States (other than the Notes and other obligations of UBS AG, acting through its Stamford branch (or of UBS AG, acting through any of its other U.S. branches or agencies) that rank pari passu with or that are subordinated to the Notes) and to any other claim accorded priority under any U.S. federal law or law of the State of Connecticut that is then due and payable, the priorities to be ascribed among those claims to be determined in accordance with those laws,

(B)	second, to the payment, equally and ratably, of amounts then due and owing on the Notes and all obligations ranking pari passu in right of payment with the Notes, and

(C)	thereafter, to pay any amount remaining to UBS AG.

4	INTEREST

(a)	Interest

Subject to Condition 6,

(i)	the Notes shall bear interest on their principal amount at the Interest Rate from and including the Issue Date (A) if the Notes are early redeemed pursuant to clause (b), (c) or (d) of Condition 5, to and excluding the applicable Early Redemption Date, or (B) otherwise, to and excluding the Maturity Date; provided, however, that if (upon due presentation thereof where presentation is required) payment with respect to any Note is improperly withheld or refused on such Early Redemption Date or the Maturity Date, as the case may be, interest shall continue to accrue on the principal amount of such Note (both before and after judgment) at the Interest Rate to (but excluding) the Relevant Date; and

(ii)	interest on the Notes shall be payable semi-annually in arrears on February 17 and August 17 of each year (each, an “Interest Payment Date”), commencing on February 17, 2013.

Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

All U.S. dollar amounts resulting from any calculation required to be made pursuant to this Condition 4 shall be rounded to the nearest cent (with one-half cent being rounded upwards).

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(b)	Publication of Interest Amounts

The Calculation Agent shall cause each interest amount payable on the Early Redemption Date (if the Notes are to be early redeemed pursuant to Condition 5) and such other information as may be determined by it to be notified to the Holders in accordance with Condition 13 no later than two Business Days prior to the Early Redemption Date.

All determinations made by the Calculation Agent for the purposes of this Condition 4 shall, in the absence of manifest error, be final and binding on the Issuer and the Holders.

(c)	Calculation Agent

So long as any Note is outstanding, the Issuer shall at all times maintain a Calculation Agent. If the Calculation Agent is unable or unwilling to act as such or if the Calculation Agent fails to (i) duly calculate the interest amount payable on the Early Redemption Date (if the Notes are to be early redeemed pursuant to Condition 5) or (ii) comply with any other requirement in relation to the Notes, the Issuer shall appoint a leading bank or financial institution that is experienced in the calculations or determinations to be made by the Calculation Agent to act as such in the Calculation Agent’s place. The Calculation Agent may not resign its duties without a successor having been appointed as aforesaid. Any termination or appointment of the Calculation Agent pursuant to this clause (c) shall take effect not more than 45 and not less than 30 days’ after the Issuer has notified the Holders of such termination or appointment pursuant to Condition 13; provided, however, that, in the case of insolvency, such termination or appointment shall take immediate effect.

5	REDEMPTION AND PURCHASE

(a)	Final Redemption

Unless previously redeemed or purchased and cancelled and subject to Condition 6, the Notes shall be redeemed on the Maturity Date at their aggregate principal amount, together with accrued and unpaid interest thereon to (but excluding) the Maturity Date, if any.

(b)	Early Redemption due to a Tax Event

(i)	Upon the occurrence of a Tax Event at any time after the Issue Date and subject to clauses (e) and (f) of this Condition 5, the Issuer may elect, in its sole discretion, to redeem the Notes, in whole but not in part, on the relevant Early Redemption Date at their aggregate principal amount, together with accrued and unpaid interest thereon to (but excluding) such Early Redemption Date, if any.

(ii)

A “Tax Event” shall be deemed to have occurred if the Issuer in making any payments on the Notes (A) has paid, or will or would on the next payment date be required to pay, Additional Amounts, or (B) has paid, or will or would be required to pay, any additional Tax in respect of the Notes, in the case of each of subclauses (A) and (B) of this clause (ii), under the laws or regulations of a Tax Jurisdiction or any political

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subdivision thereof or any authority of or in a Tax Jurisdiction or any political subdivision thereof having the power to impose, levy, collect, withhold or assess Taxes, including, without limitation, any treaty to which a Tax Jurisdiction is a party, or any generally published application or interpretation of such laws (including, without limitation, a decision of any court or tribunal, any generally published application or interpretation of such laws by any relevant tax authority or any generally published pronouncement by any relevant tax authority), and the Issuer cannot avoid the foregoing by taking measures reasonably available to it.

(c)	Early Redemption due to a Regulatory Event

(i)	Upon the occurrence of a Regulatory Event at any time after the Issue Date and subject to clause (e) of this Condition 5, the Issuer may elect, in its sole discretion, to redeem the Notes, in whole but not in part, on the relevant Early Redemption Date at their aggregate principal amount, together with accrued and unpaid interest thereon to (but excluding) such Early Redemption Date, if any.

(ii)	A “Regulatory Event” shall be deemed to have occurred if the FINMA has notified UBS AG in writing that the Notes do not, or will cease to, fully qualify as either Tier 2 Capital or Progressive Capital Component (or both); provided, however, that, without prejudice to the Issuer’s right to redeem the Notes pursuant to clause (b) or (d) of this Condition 5, a Regulatory Event shall not be deemed to have occurred for reasons of partial non-recognition of the Notes as Tier 2 Capital in the five-year period ending on the date immediately preceding the Maturity Date.

(d)	Early Redemption upon a Change in Progressive Capital Component Requirement or an Alignment Event

(i)	Upon the occurrence of a Change in Progressive Capital Component Requirement or an Alignment Event and subject to clauses (e) and (f) of this Condition 5, the Issuer may, within 60 days after the date on which such Change in Progressive Capital Component Requirement or Alignment Event, as the case may be, occurred, elect, in its sole discretion, to redeem the Notes, in whole but not in part, on the relevant Early Redemption Date at 101 percent of their aggregate principal amount, together with accrued and unpaid interest thereon to (but excluding) such Early Redemption Date, if any; provided, however, that, in the case of an Alignment Event, the Issuer may not exercise its early redemption right under this clause (d) if it has given the Holders an Amendment Notice pursuant to Condition 11.

(ii)

A “Change in Progressive Capital Component Requirement” shall be deemed to have occurred if (A) at any time on or after the Issue Date, the Minimum Progressive Capital Component Requirement in effect at such time is reduced as a direct consequence of a change in the National Regulations (the Minimum Progressive Capital Component Requirement as so reduced, the “Reduced Minimum Progressive Capital Component Requirement”), (B) UBS AG has received written confirmation from the FINMA that the Minimum Progressive Capital Component

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Requirement has been so reduced (such confirmation, a “Reduction Confirmation”), and (C) as a direct consequence of such reduction, the aggregate amount of capital held by the Group as of the first Balance Sheet Date immediately following receipt of the relevant Reduction Confirmation that qualifies as Progressive Capital Component as of such Balance Sheet Date exceeds the relevant Reduced Minimum Progressive Capital Component Requirement.

(iii)	An “Alignment Event” shall be deemed to have occurred if, as the result of any change in the National Regulations at any time after the Issue Date, any Relevant Swiss Issuer would be permitted to issue, or has issued, a capital instrument that (A) qualifies as Tier 2 Capital and Progressive Capital Component, and (B) has terms and conditions that (x) include a write-down feature, and (y) contain one or more provisions that are, in the reasonable opinion of the Issuer, different in any material respect from those in these Terms and Conditions, which provisions, if they had been included in these Terms and Conditions, would have prevented the Notes from qualifying as Tier 2 Capital and Progressive Capital Component immediately prior to such change in the National Regulations.

(e)	Early Redemption Notice

If the Issuer elects to redeem the Notes pursuant to clause (b), (c) or (d) of this Condition 5, the Issuer shall give the Holders not less than 30 and not more than 60 days’ prior notice in accordance with Condition 13 (an “Early Redemption Notice”), which notice shall be irrevocable and specify the date on which the Issuer shall redeem the Notes pursuant to such clause of this Condition 5 (such specified date, the “Early Redemption Date”).

(f)	Conditions for Early Redemption

The Issuer may only redeem the Notes pursuant to clause (b) or (d) of this Condition 5 on the relevant Early Redemption Date if (i) the FINMA has approved such redemption in writing on or prior to such Early Redemption Date and (ii) no Viability Event has occurred prior to such Early Redemption Date.

(g)	Purchases

UBS AG or any other member of the Group or any of their respective affiliates may at any time purchase Notes at any price in the open market or otherwise, provided that (i) such purchase complies with any limits or conditions to which any member of the Group is subject under applicable banking laws and regulations at the time of such purchase, (ii) the FINMA has approved such purchase in writing on or prior to the date of such purchase (such approval not being required for purchases made in connection with stabilization measures in compliance with applicable law or in connection with any market making in the Notes) and (iii) no Viability Event has occurred prior to the date of such purchase. Any Notes so purchased may, at the option of the Issuer, be held, reissued, resold or, surrendered to the Fiscal Agent for cancellation.

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(h)	Cancellation

All Notes redeemed in accordance with this Condition 5 shall be cancelled and may not be reissued or resold. All Notes purchased and surrendered to the Fiscal Agent for cancellation pursuant to clause (g) above shall be immediately cancelled upon surrender and may not be reissued or resold.

(i)	Early Redemption of Other Instruments

For the avoidance of doubt, it is understood that, if, upon the occurrence of a Tax Event, Regulatory Event, Change in Progressive Capital Component Requirement or Alignment Event, the Issuer elects not to early redeem the Notes pursuant to this Condition 5, nothing in this Condition 5 shall prohibit the Issuer from redeeming any other instruments issued by any member of the Group pursuant to the terms thereof.

6	CONTINGENT WRITE-DOWN

(a)	Trigger Event

(i)	Upon the occurrence of a Trigger Event, a Contingent Write-down shall occur on the Trigger Event Write-down Date in accordance with clause (d) of this Condition 6.

(ii)	A “Trigger Event” shall be deemed to have occurred if the Issuer gives the Holders a Trigger Event Write-down Notice in accordance with clause (b) of this Condition 6.

(b)	Trigger Event Write-down Notice

(i)	If, with respect to any Publication Date,

(A)	the Relevant Trigger Capital Ratio as of such Publication Date is less than the Write-down Threshold; and

(B)	UBS AG has not (x) paid, or proposed to pay, any distribution in cash or in kind (other than in the form of Core Capital Instruments) on any Core Capital Instruments or (y) repurchased, redeemed or retired for any consideration any Core Capital Instruments, in the case of each of subclauses (x) and (y) of this clause (B), during the one-month period ended on the date immediately preceding such Publication Date, except pursuant to the conversion of a security into, or the exchange of a security for, any Core Capital Instruments, or as a Permitted Transaction,

the Issuer shall, subject to clauses (b)(ii) and (b)(iii) of this Condition 6, give a Trigger Event Write-down Notice to the Holders (x) if such Publication Date is an Ordinary Publication Date, within five Business Days of such Publication Date (such fifth Business Day, the “Trigger Breach Determination Date”, and the date of such notice, the “Ordinary Trigger Event Notice Date”), and (y) if such Publication Date is an Extraordinary Publication Date, on such Publication Date (the “Extraordinary Trigger Event Notice Date”), in each case in accordance with Condition 13.

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(ii)	If the Issuer is required to give a Trigger Event Write-down Notice pursuant to clause (b)(i) of this Condition 6, and on the relevant Publication Date any High-Trigger Contingent Capital is outstanding with respect to which either (x) no High-Trigger Write-down/Conversion Notice has been given prior to the Trigger Event Notice Date or (y) a High-Trigger Write-down/Conversion Notice has been given prior to the Trigger Event Notice Date, but the Trigger Event Write-down Date is scheduled to occur prior to the relevant High-Trigger Write-down/Conversion Date,

(A)	in the case of clause (x) above, the Issuer shall postpone giving such Trigger Event Write-down Notice until the date on which a High-Trigger Write-down/Conversion Notice has been given with respect to all such outstanding High-Trigger Contingent Capital and such date shall be deemed to be the Trigger Event Notice Date, and

(B)	in the case of clauses (x) and (y) above, if the Trigger Event Write-down Date is scheduled to occur prior to the High-Trigger Write-down/Conversion Date (or, in the case of more than one High-Trigger Write-down/Conversion Date, the latest High-Trigger Write-down/Conversion Date), the Trigger Event Write-down Date shall be postponed to the High-Trigger Write-down/Conversion Date (or the latest High-Trigger Write-down/Conversion Date, as applicable) and such postponement shall be specified in such Trigger Event Write-down Notice.

(iii)	If (A) the Issuer is required to give a Trigger Event Write-down Notice pursuant to clause (b)(i) of this Condition 6 in relation to an Ordinary Publication Date, and (B) prior to the earlier of the Ordinary Trigger Event Notice Date and the Trigger Breach Determination Date, the FINMA, upon the request of UBS AG, has agreed in writing that a Contingent Write-down is not required as a result of actions taken by the Group or circumstances or events, in each case, that have had, or imminently will have, the effect of restoring the Relevant Capital Ratio as of the Balance Sheet Date relating to the relevant Ordinary Publication Date, after giving pro forma effect to such actions, circumstances or events, to a level above the Write-down Threshold that the FINMA and UBS AG deem, in their sole discretion, to be adequate at such time, the Issuer (x) shall not give such Trigger Event Write-down Notice pursuant to clause (b)(i) of this Condition 6 in relation to the relevant Ordinary Publication Date, and (y) shall give notice to the Holders on or prior to the Trigger Breach Determination Date in accordance with Condition 13, which notice shall state that no Contingent Write-down shall occur in relation to the relevant Ordinary Publication Date.

(c)	Viability Event

(i)

Upon the occurrence of a Viability Event, (A) the Issuer shall give notice to the Holders in accordance with Condition 13 within three days of the date on which such Viability Event occurred, which notice shall (x) state that a Viability Event has occurred and a

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Contingent Write-down will take place and (y) specify the date on which the Contingent Write-down will take place, which date shall be no later than 10 Business Days after the date of such notice (such specified date, the “Viability Event Write-down Date”, and such notice, a “Viability Event Write-down Notice”), and (B) a Contingent Write-down shall occur on the Viability Event Write-down Date in accordance with clause (d) of this Condition 6.

(ii)	A “Viability Event” shall be deemed to have occurred if:

(A)	the FINMA has notified UBS AG in writing that it has determined a write-down of the Notes, together with the conversion or write down, as applicable, of holders’ claims in respect of any other capital instruments issued by any member of the Group that, pursuant to their terms or by operation of law, are capable of being converted into equity or written down at that time, is, because customary measures to improve UBS AG’s capital adequacy are at the time inadequate or infeasible, an essential requirement to prevent UBS AG from becoming insolvent, bankrupt, unable to pay a material part of its debts as they fall due or unable to carry on its business; or

(B)	customary measures to improve UBS AG’s capital adequacy being at the time inadequate or infeasible, UBS AG has received an irrevocable commitment of direct or indirect extraordinary support from the Public Sector (beyond customary transactions and arrangements in the ordinary course) that has, or imminently will have, the effect of improving UBS AG’s capital adequacy and without which, in the determination of (and as notified in writing by) the FINMA, UBS AG would have become insolvent, bankrupt, unable to pay a material part of its debts as they fall due or unable to carry on its business.

For the avoidance of doubt, it is understood that, a Viability Event may occur irrespective of whether or not a Trigger Event has occurred or whether any of the conditions to the issuance of a Trigger Event Write-down Notice have been met.

(d)	Contingent Write-down

If the Issuer has given a Write-down Notice in accordance with this Condition 6, then on the relevant Write-down Date,

(i)	the full principal amount of each Note shall automatically be written down to zero, the Notes shall be cancelled and all references to the principal amount of the Notes in these Terms and Conditions shall be construed accordingly;

(ii)	the Holders shall be automatically deemed to irrevocably waive their right to receive, and no longer have any rights against the Issuer with respect to, repayment of the aggregate principal amount of the Notes written down pursuant to clause (i) above (bedingter Forderungsverzicht);

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(iii)	the Issuer shall pay (A) any accrued and unpaid interest on the Notes and (B) any Additional Amounts, in the case of each of subclauses (A) and (B) of this clause (iii), if and only to the extent that such interest or Additional Amount, as applicable, became due and payable to the Holders prior to the relevant Write-down Notice Date; and

(iv)	except as described in clause (iii) above, all rights of any Holder for payment of any amounts under or in respect of the Notes (including, without limitation, any amounts arising as a result of, or due and payable upon the occurrence of, an Event of Default) shall become null and void, irrespective of whether such amounts have become due and payable prior to the relevant Write-down Notice Date or the Write-down Date.

(e)	Determination of Relevant Capital Ratio and Relevant Trigger Capital Ratio

With respect to any Publication Date, (i) the Relevant Capital Ratio as of the relevant Balance Sheet Date, (ii) the Relevant Trigger Capital Ratio as of such Publication Date and (iii) the components of both of the foregoing, in each case, as published on such Publication Date, shall be final for purposes of this Condition 6, and any revisions, restatements or adjustments to any of the calculations described in subclauses (i) through (iii) of this clause (e) subsequently published shall have no effect for purposes of this Condition 6.

7	PAYMENTS

(a)	All payments required to be made under the Notes shall be made available in good time in freely disposable U.S. dollars, which will be placed at the free disposal of the Fiscal Agent on behalf of the Holders. If the Scheduled Due Date for any payment under the Notes does not fall on a Business Day, the Issuer undertakes to effect payment for value on the Business Day immediately following such Scheduled Due Date, and the Holders shall not be entitled to any additional sum in relation to such payment. All payments required to be made under the Notes (including any Additional Amounts) shall be made to the Holders in U.S. dollars without collection costs, without any restrictions and whatever the circumstances may be, irrespective of nationality, domicile or residence of the relevant Holder and without certification, affidavit or the fulfillment of any other formality, save in respect of taxation; provided, however, that, in the case of Definitive Notes, such Notes must be presented, and surrendered in the case of redemption, at (i) the Specified Office of the relevant Paying Agent or (ii) the specified office(s) of any other agent(s) appointed for this purpose by the Fiscal Agent and notified to the Holders pursuant to Condition 13, as a condition to receipt of any such payment.

(b)	The receipt by the Fiscal Agent of the due and punctual payment of funds in U.S. dollars shall release the Issuer from its obligations under the Notes to the extent of such payment.

(c)

The Issuer reserves the right to terminate the appointment of the Fiscal Agent or any other Paying Agent and to appoint additional or other Paying Agents. Any such termination or appointment shall only take effect not more than 45 and not less than 30 days’ after the Issuer has notified the Holders of such termination or appointment pursuant to Condition 13; provided, however, that, in the case of insolvency of any Paying Agent, any termination of

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such Paying Agent and appointment of any additional or other Paying Agent shall take immediate effect. Notwithstanding the foregoing, so long as any Note is outstanding, the Issuer shall at all times maintain (i) a Fiscal Agent that is a participant of the Depositary and (ii) if legislation is enacted in Switzerland providing for the taxation of payments according to principles similar to those laid down in the draft legislation proposed by the Swiss Federal Council on August 24, 2011, a Paying Agent outside of Switzerland if and to the extent that making such payments through such Paying Agent would eliminate any withholding tax that would otherwise apply to such payments pursuant to such legislation.

8	TAXATION

(a)	All payments to be made by or on behalf of the Issuer pursuant to these Terms and Conditions (including for the avoidance of doubt, payments by a Paying Agent) shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or other government charges of any nature (“Taxes”) imposed, levied, collected, withheld or assessed by or on behalf of any Tax Jurisdiction or any political subdivision thereof or any authority of or in a Tax Jurisdiction or any political subdivision thereof having the power to impose, levy, collect, withhold or assess Taxes, unless withholding, deduction or accounting for such Taxes is required by law.

(b)	In the event that any payment to be made by or on behalf of the Issuer pursuant to these Terms and Conditions (including for the avoidance of doubt, payments by a Paying Agent) is subject to any withholding or deduction for, or on account of, any Taxes by requirement of law in a Tax Jurisdiction, the Issuer shall pay such additional amounts as will result in the Holders receiving the amounts that they would have received pursuant to these Terms and Conditions if no such withholding or deduction had been required (“Additional Amounts”).

(c)	The Issuer shall not be required to pay any Additional Amounts pursuant to clause (b) of this Condition 8 in relation to any Note

(i)	if the relevant Holder is liable for such Taxes on such Note as a result of having some connection with the relevant Tax Jurisdiction other than its mere ownership or possession of such Note or the receipt of principal or interest in respect thereof; or

(ii)	if the relevant Holder is liable for such Taxes on such Note as a result of such Holder being or having been at any time, for United States federal income tax purposes, a “ten percent shareholder” of UBS AG; or

(iii)	where such withholding or deduction is required to be made pursuant to the EU Savings Tax Directive, or any law implementing or complying with, or introduced in order to conform to, the EU Savings Tax Directive or pursuant to any agreements between the European Community and any other country or territory providing for measures equivalent to those laid down in the EU Savings Tax Directive; or

(iv)	where such Tax is paid other than by deduction or withholding from a payment on such Note; or

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(v)	where such Tax is imposed solely because the relevant Holder is a bank purchasing such Note in the ordinary course of its lending business; or

(vi)	if the relevant Holder would have been able to avoid such withholding or deduction by presenting such Note (where presentment is required) to, or arranging to receive payment through, another Paying Agent (if any); or

(vii)	more than 30 days after the Relevant Date, except to the extent that the relevant Holder would have been entitled to receive the Additional Amounts if it had presented such Note (where presentment is required) for payment on the last day of such 30-day period; or

(viii)	to the extent that such Tax is imposed or levied as a result of the relevant Holder, or the beneficial owner, of such Note not complying with any certification or identification requirement that would have enabled it to avoid the imposition of such Tax; or

(ix)	with respect to any Tax withheld or deducted as a result of the failure of any person to whom such payment is being made to perfect an exemption from any withholding imposed pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code (commonly referred to as “FATCA”) and any regulations thereunder, agreements entered into pursuant thereto, or official interpretations thereof; or

(x)	where such withholding or deduction is required to be made pursuant to laws enacted by Switzerland providing for the taxation of payments according to principles similar to those set forth in (A) the EU Savings Tax Directive or (B) the draft legislation proposed by the Swiss Federal Council on August 24, 2011, including, without limitation, the requirement that a person other than the Issuer (such as any paying agent) withhold or deduct tax; or

(xi)	to the extent any combination of the above applies.

(d)	Any reference in these Terms and Conditions to amounts payable by the Issuer pursuant to these Terms and Conditions includes (i) any Additional Amount payable pursuant to this Condition 8 and (ii) any sum payable pursuant to an obligation taken in addition to or in substitution for the obligation in this Condition 8.

9	STATUTE OF LIMITATIONS

In accordance with Swiss law, (i) claims for interest payments under the Notes shall become time-barred after the five-year period and (ii) claims for the repayment or redemption of Notes shall become time-barred after the ten-year period, in each case, commencing on the date on which such payments, repayment or redemption become due and payable.

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10	EVENTS OF DEFAULT

(a)	If any of the following events shall occur, such occurrence shall constitute an “Event of Default”:

(i)	the Issuer shall fail to pay the principal amount of any Note when and as the same shall become due and payable under these Terms and Conditions, whether at the due date pursuant to clause (a) of Condition 5 or at a date fixed for early redemption pursuant to clause (b), (c) or (d) of Condition 5, and such failure shall continue unremedied for a period of 30 days; or

(ii)	the Issuer shall fail to pay any interest on the Notes when and as the same shall become due and payable under these Terms and Conditions, whether at the due date pursuant to Condition 4 or at a date fixed for early redemption pursuant to clause (b), (c) or (d) of Condition 5, and such failure shall continue unremedied for a period 30 days; or

(iii)	the Issuer shall fail to observe or perform any other covenant, condition, or agreement contained in these Terms and Conditions and such failure either (A) is incapable of remedy or (B) shall continue unremedied for a period of 60 days after written notice thereof from any Holder to the Issuer; or

(iv)	a Bankruptcy Event.

(b)	Upon the occurrence of an Event of Default relating to any failure of the Issuer to meet any payment obligation under these Terms and Conditions and subject to Condition 6, (i) such payment obligation (and such payment obligation only) shall be immediately deemed a due and payable (fällige) payment obligation of the Issuer, and (ii) if (A) the relevant Holder has formally requested payment of such payment obligation, (B) such payment obligation has not been fulfilled within the statutory period under Swiss law commencing after the date of such formal request and (C) a writ of payment (Zahlungsbefehl) has been issued with respect to such payment obligation pursuant to Swiss insolvency laws, the relevant Holder may institute proceedings against the Issuer in Switzerland (but not elsewhere) to enforce its rights with respect to such payment obligation under Swiss insolvency laws.

(c)	If an insolvency proceeding with respect to the Issuer is instituted in Switzerland in accordance with clause (b) of this Condition 10, the Issuer shall not (i) after having received the writ of payment (Zahlungsbefehl) relating to the relevant payment obligation, argue or plead that such payment obligation is not due and payable by the Issuer, or (ii) prior to the declaration of bankruptcy (or similar proceeding under Swiss insolvency laws), make any payment to the relevant Holder under or in connection with the Notes.

(d)	In the case of any Event of Default arising under clause (a)(iii) above and subject to Condition 6, any Holder may seek specific performance or damages with respect to such Event of Default pursuant to the Swiss Code if so entitled thereunder.

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(e)	In the case of any Event of Default arising under clause (a)(iv) above and subject to Condition 6, any Holder may, by written notice to the Fiscal Agent at its Specified Office, declare the principal amount of any of its Notes, together with any accrued and unpaid interest thereon, immediately due and payable, without presentment, demand, protest or other notice of any kind.

(f)	No remedy against the Issuer other than those described in this Condition 10 shall be available to the Holders in connection with the Issuer’s obligations under these Terms and Conditions, whether for the recovery of amounts owing under these Terms and Conditions or in respect of any breach by the Issuer of any of its other obligations under these Terms and Conditions or otherwise. In particular, no Holder may declare (i) the principal amount of any Notes due and payable prior to the Maturity Date, or (ii) any interest on any Notes due and payable prior to the relevant Interest Payment Date, except, in the case of each of subclauses (i) and (ii) of this clause (f), pursuant to clause (e) of this Condition 10.

11	AMENDMENTS

(a)	If an Alignment Event has occurred and is continuing, the Issuer may, without the consent of the Holders, amend these Terms and Conditions in order to align them (to the extent possible) with the terms of any outstanding capital instruments that (x) have been issued by any member of the Group, (y) qualify as Tier 2 Capital and Progressive Capital Component and (z) have terms and conditions that (A) include a write-down feature, and (B) contain one or more provisions that are, in the reasonable opinion of the Issuer, different in any material respect from those in these Terms and Conditions, which provisions, if they had been included in these Terms and Conditions, would have prevented the Notes from qualifying as Progressive Capital Component immediately prior to the change in the National Regulations related to such Alignment Event, provided that

(i)	such amendment, in the reasonable opinion of the Issuer, does not adversely affect the rights and claims of the Holders under the Notes;

(ii)	the Issuer has given the Holders not less than 30 days’ notice of such amendment in accordance with Condition 13, which notice (the “Amendment Notice”) shall (A) be irrevocable and (B) state the date on which such amendment shall be effective (the “Amendment Effective Date”);

(iii)	the FINMA has approved such amendment in writing;

(iv)	no Viability Event has occurred prior to the applicable Amendment Effective Date; and

(v)	prior to the date of the applicable Amendment Notice, the Issuer has not delivered an Early Redemption Notice, pursuant to which it has notified the Holders that it is exercising its right of early redemption under clause (d) of Condition 5 as the result of the occurrence of the Alignment Event.

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(b)	In addition to its rights under clause (a) of this Condition 11, the Issuer may, without the consent of the Holders, make any amendment to these Terms and Conditions that it considers to be (i) necessary or desirable to give effect to the provisions of clause (a) of Condition 15 (including, without limitation, (x) if the Substitute Issuer is organized and/or resident for tax purposes in a jurisdiction other than Switzerland and/or the United States and Connecticut, any amendments to any references to the jurisdictions of “Switzerland”, on the one hand, or the “United States”, “Connecticut” or “Stamford”, on the other hand, contained herein, including, without limitation, amendments to the definition of the term “Bankruptcy Event”, the definition of the term “Business Day”, the governing law of the subordination provisions set forth in Condition 3 and the provisions of Condition 10), and (y) any amendments to reflect UBS AG’s guarantee described in clause (a)(vi) of Condition 15), or (ii) formal, minor or technical in nature or (iii) necessary to correct a manifest error.

(c)	The parties to the Fiscal Agency Agreement may agree without the consent of the Holders to any amendment thereto that is (i) in the reasonable opinion of such parties, not materially prejudicial to the interests of the Holders, (ii) formal, minor or technical in nature, or (iii) necessary to correct a manifest error.

(d)	The Issuer shall notify the Holders of any amendments made pursuant to clause (b) or (c) of this Condition 11 in accordance with Condition 13, which notice shall state the date on which such amendment shall be effective.

(e)	Any amendment made pursuant to this Condition 11 shall be binding on the Holders in accordance with its terms.

12	REPLACEMENT

If Definitive Notes have been printed, any Definitive Note that is lost, stolen, mutilated, defaced or destroyed may be replaced, subject to applicable laws and regulations, at the Specified Office of the Fiscal Agent upon payment by the claimant of the fees, costs and expenses incurred by the Fiscal Agent and the Issuer in connection therewith and on such terms as to evidence, security and indemnity (which may provide, among other things, that if the Definitive Note allegedly or actually lost, stolen or destroyed is subsequently presented for payment there shall be paid to the Issuer on demand the amount payable by the Issuer in respect of such Definitive Note subsequently presented) as the Issuer may require. Mutilated or defaced Definitive Notes must be surrendered before replacements will be issued.

13	NOTICES

(a)	So long as the Notes are represented by one or more Global Notes deposited with a custodian on behalf of the Depositary, notices to Holders shall be given by communication through the Fiscal Agent to the Depositary, and any notice so given shall be deemed to be validly given on the date of delivery to the Depositary.

(b)	If Definitive Notes have been printed, notices to Holders shall be valid if published in a leading English language daily newspaper published in New York (which is expected to be

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The Wall Street Journal) or, if such publication is not practicable, in a leading English language daily newspaper having general circulation in the United States. Any such notice shall be deemed to have been given on the date of first publication.

14	MEETINGS OF HOLDERS

The provisions on bondholder meetings set forth in article 1157 et seq. of the Swiss Code shall apply in relation to meetings of Holders, irrespective of any substitution of the Issuer or Issuing Branch Substitution pursuant to Condition 15.

So long as the Notes are represented by one or more Global Notes deposited with a custodian on behalf of the Depositary, the Holder of each Global Note shall (i) obtain instructions from the relevant Indirect Holders in respect of any noteholder meeting, (ii) vote at such noteholders meeting in respect of each Note represented by such Global Note in accordance with the instructions received from the relevant Indirect Holder and (iii) abstain from representing any Note at a noteholders meeting for which it has not received an instruction from the relevant Indirect Holder. Only the Notes for which the Holder received an instruction by the relevant Indirect Holder to take part at a noteholders meeting shall be deemed to be present or represented at such a noteholders meeting.

15	SUBSTITUTION

(a)	The Issuer may, without the consent of the Holders, substitute any entity (whether or not such entity is organized under the laws of Switzerland) (such substitute entity, the “Substitute Issuer”) for itself as principal debtor under the Notes upon giving no more than 30 and no less than 10 days’ notice to the Holders in accordance with Condition 13, provided that:

(i)	at least 95 percent of the Substitute Issuer’s capital and voting rights are held, directly or indirectly, by UBS AG;

(ii)	the Issuer is not in default in respect of any amount payable under the Notes at the time of such substitution;

(iii)	the Issuer and the Substitute Issuer have entered into such documents (the “Substitution Documents”) as are necessary to give effect to such substitution and pursuant to which the Substitute Issuer has undertaken in favor of each Holder to be bound by these Terms and Conditions as the principal debtor under the Notes in place of the Issuer;

(iv)	if the Substitute Issuer is resident for tax purposes in a jurisdiction (the “New Residence”) other than that in which the Issuer prior to such substitution was resident for tax purposes (the “Former Residence”), the Substitution Documents contain an undertaking and/or such other provisions as may be necessary to ensure that each Holder has the benefit of an undertaking in terms corresponding to the provisions of Condition 8, with the substitution of references to the Former Residence with references to the New Residence;

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(v)	the Issuer and the Substitute Issuer have obtained all necessary governmental approvals and consents for such substitution and for the performance by the Substitute Issuer of its obligations under the Substitution Documents;

(vi)	UBS AG has irrevocably and unconditionally guaranteed to the Holders, on a subordinated basis, the due and punctual payment of all amounts due and payable by the Substitute Issuer under, or in respect of, the Notes pursuant to article 111 of the Swiss Code and, if UBS AG issues such guarantee through any office other than one of its U.S. branches or agencies, it has also obtained an irrevocable and unconditional guarantee of, or a letter of credit that irrevocably and unconditionally guarantees, all amounts due and payable by the Substitute Issuer under, or in respect of, the Notes pursuant to article 111 of the Swiss Code, which has been issued by either a bank that is a corporation organized and doing business under the laws of the United States or of any state or territory thereof or the District of Columbia or a U.S. branch or agency of a non-U.S. bank;

(vii)	if the Substitute Issuer is not organized under the laws of Switzerland, the Substitute Issuer has appointed a process agent as its agent in Switzerland to receive service of process on its behalf in relation to any legal proceedings arising out of or in connection with the Notes; and

(viii)	if the Substitute Issuer is not organized under the laws of England, the Substitute Issuer has appointed a process agent as its agent in England to receive service of process on its behalf in relation to any legal proceedings arising out of or in connection with the Fiscal Agency Agreement.

(b)	Upon any substitution pursuant to clause (a) of this Condition 15, the Substitute Issuer shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Notes with the same effect as if the Substitute Issuer had been named as Issuer in these Terms and Conditions, and the Issuer shall be released from its obligations under the Notes.

(c)

Prior to any substitution pursuant to clause (a) of this Condition 15, UBS AG may, without the consent of the Holders, upon giving no more than 30 and no less than 10 days’ notice to the Holders in accordance with Condition 13, at any time after September 17, 2012, (i) cease to make payments of principal, interest and any other amounts due under the Notes and fulfill any of its other obligations and exercise any of its other rights and powers in respect of, or arising under, the Notes through its Stamford branch and (ii) commence making such payments, fulfilling such other obligations and exercising such powers and rights through its head offices in Basel and Zurich (an “Issuing Branch Substitution”), provided that, as of the time of giving the relevant notice, (A) the Issuer is not in default in respect of any amount payable under the Notes, (B) the Issuer would not be required to pay any Additional Amounts under these Terms and Conditions after giving effect to such Issuing Branch

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Substitution that it would not have been required to pay if such Issuing Branch Substitution were not to occur, and (C) no registration under the United States Securities Act of 1933, as amended, and no qualification under the United States Trust Indenture Act of 1939, as amended, is required in connection with such Issuing Branch Substitution in order to permit the free transferability within the United States of the Notes or any beneficial interests therein, or, if any such registration or qualification is required, UBS AG has complied with such requirement. Upon an Issuing Branch Substitution pursuant to this clause (c), references to the “Issuer” in these Terms and Conditions, the Global Notes and the Fiscal Agency Agreement shall be construed accordingly, and references to the “United States”, “Connecticut” and “Stamford” in these Terms and Conditions shall, unless the context otherwise requires, be construed as references to “Switzerland”.

16	FURTHER ISSUES

The Issuer may from time to time without the consent of the Holders issue further notes and, provided that such notes have the same terms and conditions as the Notes in all respects including being fungible for U.S. federal income tax purposes (or in all respects except for the issue date and/or first date on which interest is paid), such further notes shall be consolidated and form a single series with the Notes. If the Issuer issues any such further notes pursuant to this Condition 16, references in these Terms and Conditions to “Notes” shall include such further notes, unless the context otherwise requires.

17	CURRENCY INDEMNITY

Any amount received or recovered by any Holder in a currency other than U.S. dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the insolvency, winding-up or dissolution of UBS AG or otherwise) under the Notes shall only constitute a discharge of the Issuer to the extent of the amount in U.S. dollars that such Holder is able to purchase with the amount so received or recovered in such other currency on the date of such receipt or recovery (or, if it is not practicable to purchase U.S. dollars with such amount on such date, on the first date on which it is practicable to do so). If the amount of U.S. dollars such Holder is able to purchase is less than the amount owed by the Issuer to such Holder under the Notes, the Issuer shall indemnify such Holder against any loss sustained by it as a result. In addition, the Issuer shall indemnify such Holder for the costs of making such purchase. For purposes of this Condition 17, it is sufficient for the relevant Holder to demonstrate that it would have suffered a loss had an actual purchase been made. The indemnities under this Condition 17 shall (i) constitute a separate and independent obligation from the Issuer’s other obligations hereunder, (ii) give rise to a separate and independent cause of action, (iii) apply irrespective of any indulgence granted by any Holder and (iv) continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any amount due under the Notes or any other judgment or order.

18	NO SET-OFF BY HOLDERS

Subject to applicable law, each Holder and Indirect Holder, by acceptance of any direct or beneficial interest in a Note, agrees that it shall not, and waives its right to, exercise, claim or plead any right of set-off, compensation or retention with respect to any amount owed to it by the Issuer in respect of, or arising in connection with, the Notes.

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19	NO CONVERSION

Notwithstanding the powers of the FINMA under articles 25 et seq. of the FBA, the Notes shall under no circumstances be converted into equity of UBS AG, and shall only absorb losses pursuant to these Terms and Conditions.

20	GOVERNING LAW AND JURISDICTION

(a)	The Notes shall be governed by and construed in accordance with the laws of Switzerland.

(b)	The courts of the city of Zurich (venue being Zurich 1) shall have exclusive jurisdiction to settle any disputes that may arise out of or in connection with the Notes.

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SCHEDULE 4

SPECIFIED OFFICES OF THE PAYING AGENTS

The Fiscal Agent and Calculation Agent:

U.S. Bank, N.A.

Fax:	212-514-6841

Attention:	Caroline Lee

SIGNATURES

The Issuer

UBS AG, acting through its Stamford Branch

By:	Mark Benaharon
	Executive Director	Director
	Group Treasury UBS AG	SARAH STARKWEATHER

The Fiscal Agent

U.S. Bank, N.A.

By:

[Signature Page to Fiscal Agency Agreement]

SIGNATURES

The Issuer

UBS AG, acting through its Stamford Branch

By:

The Fiscal Agent

U.S. Bank, N.A.

By:

[Signature Page to Fiscal Agency Agreement]